UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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HEALTHWAYS, INC.

(Name of Registrant as Specified in its Charter)

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

701 Cool Springs Blvd
Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of Healthways, Inc.:

The Annual Meeting of Stockholders of Healthways, Inc., a Delaware corporation (the "Company"), will be held at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, 37067 at 9:00 a.m., Central time, on Thursday, May 30, 2013, for the following purposes:

(1)	To elect three directors to hold office for a term of three years or until their successors have been elected and qualified;

(2)	To consider and act upon an advisory vote to approve executive compensation as disclosed in this Proxy Statement;

(3)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013;

(4)	To consider and act upon a proposal regarding the declassification of the Company’s Board of Directors; and

(5)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

The Proxy Statement and form of proxy accompanying this notice are being furnished to stockholders on or about April 30, 2013.  Only stockholders of record at the close of business on April 3, 2013 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

We hope very much that you will be able to attend the meeting.  If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy card and return it promptly or to vote by toll-free telephone or Internet as described in the enclosed proxy card.

By Order of the Board of Directors,

/s/ John W. Ballantine
John W. Ballantine
Chairman
April 30, 2013

Healthways, Inc.
Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 30, 2013: The Proxy Statement and 2012 Annual Report are available at www.proxyvote.com.

HEALTHWAYS, INC.
701 Cool Springs Boulevard
Franklin, Tennessee 37067

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
THURSDAY, MAY 30, 2013

The proxy is solicited by the Board of Directors (the “Board”) on behalf of Healthways, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, May 30, 2013, at 9:00 a.m., Central time, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, 37067, and at all adjournments or postponements thereof (the “2013 Annual Meeting of Stockholders”), for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders.  Our Annual Report containing our audited financial statements for the fiscal year ended December 31, 2012 is being mailed together with this Proxy Statement to all stockholders entitled to vote.   Copies of this Proxy Statement, the attached notice and the form of proxy are being furnished to stockholders on or about April 30, 2013.

In addition to solicitations by mail, certain of our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile, email and personal interviews, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.  We will bear all costs of this solicitation, including expenses in connection with preparing, assembling and furnishing this Proxy Statement.  In addition, the Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $20,000, plus reimbursable expenses.

In the election of directors, you may vote “FOR” all of the nominees or your vote may be to “WITHHOLD AUTHORITY” with respect to one or more of the nominees.  If you “WITHHOLD AUTHORITY” it will have no effect on the outcome of this proposal.

For the advisory vote to approve executive compensation, the ratification of the appointment of Ernst & Young LLP, and the vote on the proposal regarding declassification of the Board, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  If you “ABSTAIN,” it will have the same effect as a vote “AGAINST” these proposals.

Shares represented by proxies will be voted in accordance with the choices specified thereon.  If you sign your proxy card without giving specific voting instructions, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1, FOR the advisory approval of executive compensation set forth under Proposal No. 2, FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2013 set forth under Proposal No. 3, and FOR the board declassification proposal set forth under Proposal No. 4.  The Board does not know of any other matters that will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal that may be properly presented for action according to their best judgment in light of the conditions then prevailing.

The quorum requirement for holding the 2013 Annual Meeting of Stockholders and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the 2013 Annual Meeting of Stockholders. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Votes are counted by an independent third party.  In the election for directors, the three persons receiving the highest number of “FOR” votes will be elected.  In the advisory vote to approve executive compensation, the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote will constitute the stockholders’ non-binding approval with respect to our executive compensation programs.  The proposal to ratify the appointment of the independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote.  The proposal regarding declassification of the Board requires the affirmative “FOR” vote of a majority of the outstanding shares.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares.  A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm, without instructions from the beneficial owner of those shares. A broker is not entitled to vote shares held for a beneficial owner on certain non-routine items absent instructions from the beneficial owner of such shares.  The election of directors, the advisory vote to approve executive compensation, and the vote on the Board declassification proposal are non-routine items on which a broker is not entitled to vote shares absent instructions from the beneficial owner of such shares.  Broker non-votes count for purposes of determining whether a quorum exists, but do not count as entitled to vote with respect to individual proposals.  Therefore, broker non-votes will not have an effect on the election of directors or the advisory vote to approve executive compensation. However, broker non-votes will have the same effect as a vote against the Board declassification proposal.

A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and voting in person, by filing, no later than 5:00 p.m., Central Time, on Wednesday, May 29, 2013, with the Secretary of the Company a written notice of revocation, by duly executing a proxy bearing a later date or by casting a new vote by toll-free telephone or the Internet no later than 11:59 p.m., Eastern Time, on Wednesday, May 29, 2013.

The preliminary voting results will be published on a Current Report on Form 8-K which will be filed by the Company with the Securities and Exchange Commission (“Commission”) within four business days of the 2013 Annual Meeting of Stockholders.  The final voting results, if different than the preliminary voting results, will be published on an amended Current Report on Form 8-K within four business days of the date on which the final results are known.

Each share of our common stock, $.001 par value (the "Common Stock"), issued and outstanding on the record date, April 3, 2013, will be entitled to one vote on all matters to come before the 2013 Annual Meeting of Stockholders.  Cumulative voting is not permitted.  As of April 3, 2013, there were outstanding 34,133,567 shares of Common Stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to those persons that we know to be the beneficial owners (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 5% of our Common Stock, our only voting security, and with respect to the beneficial ownership of our Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all of our executive officers and directors as a group.  The information set forth below is based on ownership information we received as of April 3, 2013 (except as otherwise noted below).  Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
FMR LLC 82 Devonshire Street Boston, MA 02109	4,047,900 (2)	11.86%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,578,357 (3)	10.48%
Earnest Partners, LLC 1180 Peachtree Street NE Suite 2300 Atlanta, GA 30309	2,572,724 (4)	7.54%
North Tide Capital, LLC 500 Boylston Street Suite 310 Boston, Massachusetts 02116	2,300,000 (5)	6.74%
Wells Fargo & Company 420 Montgomery Street, San Francisco, CA 94104	2,054,116 (6)	6.02%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,986,279 (7)	5.82%
WHV Investment Management, Inc. 301 Battery Street Suite 400 San Francisco, CA 94111-3203	1,890,270 (8)	5.54%
Ben R. Leedle, Jr.****	1,146,723 (9)	3.27%
Thomas G. Cigarran**	412,694 (10)	1.21%
Michael Farris***	389,784 (11)	1.14%
William C. O'Neil, Jr.**	287,578 (12)	*
Alfred Lumsdaine***	100,691 (13)	*

C. Warren Neel, Ph. D.**	100,536 (14)	*
John W. Ballantine**	88,306 (15)	*
Jay C. Bisgard, M.D.**	78,306 (16)	*
Mary Jane England, M.D.**	52,317 (17)	*
John A. Wickens**	45,906 (18)	*
Alison Taunton-Rigby, Ph. D.**	41,131 (19)	*
Peter Choueiri***	40,781 (20)	*
Thomas F. Cox*****	10,000	*
William D. Novelli**	7,013 (21)	*
Kevin G. Wills**	3,750 (22)	*
Mary Flipse***	149	*
Donato Tramuto******	0	*
All directors and executive officers as a group (18 persons)	2,835,090 (23)	7.95%

*          Indicates ownership of less than one percent of our outstanding Common Stock
**         Director of the Company
***        Named Executive Officer
****       Director and Named Executive Officer
*****      Named Executive Officer; left the Company in July 2012
******     Director nominee

(1)
Pursuant to the rules of the Commission, certain shares of our Common Stock that an individual owner set forth in this table has a right to acquire within 60 days after April 3, 2013, which is the record date for the 2013 Annual Meeting of Stockholders, pursuant to the exercise of options to purchase shares of Common Stock (“stock options”) or other securities are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table.  Likewise, the shares subject to stock options or other securities held by our other directors and executive officers that are exercisable within 60 days of April 3, 2013, which is the record date for the 2013 Annual Meeting of Stockholders, are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

(2)
Information with respect to stock ownership is based on a Schedule 13G/A filed with the Commission on February 14, 2013.  Includes shares directly or indirectly beneficially owned by FMR LLC (“FMR”) and its Chairman, Edward C. Johnson III, as of December 31, 2012. Members of the Johnson family, directly or through trusts, own approximately 49% of the voting power of FMR and, due to their share ownership and entry into a voting agreement with certain other shareholders, may be deemed to form a controlling group with respect to FMR. Mr. Johnson and FMR, through its control of Fidelity Management & Research Company, have sole investment power with respect to all 4,047,900 shares.

(3)
Information with respect to stock ownership is based on a Schedule 13G/A filed with the Commission on January 11, 2013.  Includes 3,578,357 shares to which Blackrock, Inc. has sole voting and investment power.

(4)
Information with respect to stock ownership is based on a Schedule 13G/A filed with the Commission on February 13, 2013.  Includes 889,626 shares to which EARNEST Partners, LLC (“EARNEST”) has sole voting power, 231,862 shares to which EARNEST has shared voting power, and 2,572,724 shares to which EARNEST has sole investment power.

(5)
Information with respect to stock ownership is based on a Schedule 13G/A filed with the Commission on February 22, 2013.  Includes 2,300,000 shares to which North Tide Capital, LLC has shared voting and investment power. Includes 1,700,000 shares to which North Tide Capital Master, LP has shared voting and investment power. Includes 2,300,000 shares to which Conan Laughlin, who serves as the Manager of North Tide Capital, LLC, has shared voting and investment power.  The address of North Tide Capital Master, LP and Conan Laughlin is 500 Boylston Street, Suite 310, Boston, Massachusetts, 02116.

(6)
Information with respect to stock ownership is based on a Schedule 13G/A filed with the Commission on March 29, 2013.  Includes shares owned beneficially by Wells Fargo & Company (“WFC”) and the following subsidiaries: Wells Capital Management Incorporated, Wells Fargo Bank, National Association, Wells Fargo Advisors Financial Network, LLC, Wells Fargo Advisors, LLC and Wells Fargo Funds Management, LLC. Includes six shares to which WFC has sole voting power, 2,048,488 shares to which WFC has shared voting power, six shares to which WFC has sole investment power and 2,032,599 shares to which WFC has shared investment power. Includes 352,605 shares to which Wells Capital Management Incorporated (“WCM”) has shared voting power and 1,803,405 shares to which WCM has shared investment power.  The address of WCM is 525 Market St., 10th Floor, San Francisco, CA 94105.

(7)
Information with respect to stock ownership is based on a Schedule 13G/A filed with the Commission on February 11, 2013.  Includes 56,656 shares to which The Vanguard Group (“Vanguard”) has sole voting power, 1,931,523 shares to which Vanguard has sole investment power, and 54,756 shares to which Vanguard has shared investment power.

(8)
Information with respect to stock ownership is based on a Schedule 13G/A filed with the Commission on February 6, 2013.  Includes 758,305 shares to which WHV Investment Management, Inc. (“WHV”) has sole voting power and 1,890,270 shares to which WHV has shared investment power.

(9)	Includes 947,971 shares issuable upon the exercise of outstanding stock options.

(10)	Includes 80,764 shares issuable upon the exercise of outstanding stock options and 320,829 shares pledged to secure personal obligations.

(11)	Includes 389,611 shares held in trust.

(12)	Includes 50,764 shares issuable upon the exercise of outstanding stock options.

(13)	Includes 82,012 shares issuable upon the exercise of outstanding stock options.

(14)	Includes 50,764 shares issuable upon the exercise of outstanding stock options

(15)	Includes 65,764 shares issuable upon the exercise of outstanding stock options and 20,000 shares held in trust.

(16)	Includes 65,764 shares issuable upon the exercise of outstanding stock options and 10,000 shares held in trust.

(17)	Includes 45,764 shares issuable upon the exercise of outstanding stock options.

(18)	Includes 35,764 shares issuable upon the exercise of outstanding stock options and 1,100 shares held jointly by Mr. Wickens and his spouse.

(19)	Includes 25,764 shares issuable upon the exercise of outstanding stock options.

(20)	Includes 31,250 shares issuable upon the exercise of outstanding stock options.

(21)	Includes 6,234 shares issuable upon the exercise of outstanding stock options.

(22)	Includes 3,750 shares issuable upon the exercise of outstanding stock options.

(23)	Includes 1,515,758 shares issuable upon the exercise of outstanding stock options.

Corporate Governance

Board Information

Our Board held 15 meetings during 2012.  All of the members of the Board except Messrs. Cigarran and Leedle are "independent directors," as defined under applicable law and the NASDAQ Global Select Market (“NASDAQ”) listing standards.  The Board has a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee.

Each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings held during 2012 by the Board and of each committee of which such director was a member for the entire year.

Leadership Structure

We believe our board leadership structure is appropriate in light of the Company’s business. Our Board of Directors’ Corporate Governance Guidelines (our “Corporate Governance Guidelines”) provide that our Board size should consist of at least five and no more than 12 directors which we believe provides for the optimal exchange of ideas without stifling cooperation. While our Corporate Governance Guidelines provide flexibility in who may serve as Chairman of the Board, we do not presently combine the roles of Chairman and Chief Executive Officer (“CEO”).  In May 2011, the Board elected John Ballantine, a director of the Company since 2003, as Chairman of the Board.  Our Corporate Governance Guidelines set forth in greater detail the responsibilities of our Board.  Our Corporate Governance Guidelines are available under “Corporate Governance” accessible through the “Investors” link on the Company’s website at www.healthways.com.

Risk Oversight

The Company is exposed to a number of risks, including economic, environmental, operational, and regulatory risks, among others. Management is responsible for the day-to-day management of the risks the Company faces, while the Board as a whole is responsible for the oversight of such risk. Our Audit, Compensation and Nominating and Corporate Governance Committees each play a significant role in assisting the Board to fulfill its oversight responsibilities. Our Audit Committee, for example, is responsible for overseeing the accounting, financial, legal, and regulatory risks the Company faces. The Audit Committee receives reports from management and outside auditors regarding material issues concerning the adequacy of the Company’s internal controls over financial reporting. The Audit Committee also has access to management in discharging its duties and provides regular reports to the Board. Our Compensation Committee assists the Board with risk oversight by annually reviewing the compensation philosophy of the Company and evaluating and providing recommendations on executive compensation as well as producing an annual report on executive compensation to be included in our Proxy Statement.  As further described in “Compensation Discussion and Analysis” beginning on page 22, the Compensation Committee has determined that our compensation programs do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.  The Compensation Committee regularly reports its activities to the full Board.  Our Nominating and Corporate Governance Committee assists with risk oversight by managing Board structure and organization, the criteria for selecting new members to the Board and any Board committees, determining compensation for directors, evaluating Board members, and annually reviewing the corporate governance principles of the Company and recommending changes when appropriate. The Nominating and Corporate Governance Committee regularly provides reports to the Board.  The activities of each of our committees are set forth in greater detail in each of their respective charters which are available under “Corporate Governance” accessible through the “Investors” link on the Company’s website at www.healthways.com.

Committees of the Board

Compensation Committee

During  2012, the Compensation Committee was composed of Drs. England and Taunton-Rigby and Messrs. Novelli and O’Neil and was chaired by Mr. Novelli.  As discussed in “Compensation Discussion and Analysis,” all of the directors who serve on the Compensation Committee are “non-employee directors” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, “Outside Directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined under the NASDAQ corporate governance listing standards, in each case as determined by the Board.  The Compensation Committee is responsible for overseeing our overall compensation strategies and policies, evaluating the performance of our executive officers and recommending to the independent directors the compensation of each of our executive officers and administering our equity-based incentive plans, among other things.  The Compensation Committee’s Charter, which is reviewed annually by the Compensation Committee and is available on our website at www.healthways.com, provides a detailed description of the Compensation Committee’s duties and responsibilities.  The Compensation Committee held five meetings during 2012.

Nominating and Corporate Governance Committee

During 2012, the Nominating and Corporate Governance Committee was composed of Drs. England, Bisgard and Neel and Messrs. Novelli and Wickens and was chaired by Dr. England.  All of the directors who serve on the Nominating and Corporate Governance Committee are “independent directors” as defined under the NASDAQ corporate governance listing standards.  The Nominating and Corporate Governance Committee’s responsibilities include identifying individuals qualified to become members of the Board and recommending such individuals to the Board for election to the Board and developing and recommending to the Board corporate governance principles applicable to the Company.  The Nominating and Corporate Governance Committee’s Charter, which is reviewed annually by the Nominating and Corporate Governance Committee and is available on our website at www.healthways.com, provides a detailed description of the Nominating and Corporate Governance Committee's duties and responsibilities and sets forth the director nomination process.  The Nominating and Corporate Governance Committee held five meetings during 2012.

Audit Committee

During 2012, the Audit Committee was composed of Messrs. O’Neil and Wickens and Drs. Bisgard, Neel, and Taunton-Rigby for the entire year, and Mr. Wills from June 2012 through the end of the year.  The Audit Committee was chaired by  Dr. Neel. All of the directors on the Audit Committee are “independent directors” as defined under the NASDAQ corporate governance listing standards, and satisfy the heightened independence criteria applicable to members of the Audit Committee under the NASDAQ corporate governance listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.  We have, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting and requisite professional certification in accounting or other comparable experience that results in the individual's financial sophistication.  The Audit Committee meets with our independent registered public accounting firm and management to review our consolidated financial statements, the quality and integrity of our accounting, auditing and financial reporting process, and our systems of internal controls.  The Board has determined that Messrs. O’Neil and Wills and Drs. Bisgard, Taunton-Rigby and Neel each qualify as an "audit committee financial expert," as defined by the regulations of the Commission.  The Audit Committee’s Charter, which is reviewed annually by the Audit Committee and is available on our website at www.healthways.com, provides a detailed description of the Audit Committee’s duties and responsibilities.  The Audit Committee held 11 meetings during fiscal 2012.

Investments Sub-Committee

In September 2011, the Board formed an Investments Sub-Committee (the “Sub-Committee”).  The Sub-Committee has four members, two of whom were Board-appointed and two of whom are ex officio members by virtue of serving as the Chairman of the Board and Chairman of the Audit Committee:

Jay C. Bisgard (Board-appointed)                                                                           Chairman
William C. O’Neil, Jr. (Board-appointed)                                                                  Member
John W. Ballantine                                                                                               Ex Officio (Chairman of the Board)
C. Warren Neel, Ph.D.                                                                                          Ex Officio (Chairman of the Audit Committee)

An “Investment” is defined as an expenditure of capital or the transfer of value by the Company in exchange for businesses, securities, assets or similar matters of value.

•
The CEO is authorized to approve on behalf of the Company the making of Investments that do not exceed $10 million twice during any Company fiscal year.  Actions by the CEO pursuant to this authority shall be communicated to the full Board in a timely manner.

•
Investments exceeding $10 million but not exceeding $25 million must be submitted to the Sub-Committee for review and final approval/non-approval.  Actions by the Sub-Committee shall be communicated to the full Board in a timely manner.

•	Investments in amounts exceeding $25 million must be submitted to the full Board for review and approval/non-approval.

•
Investments (regardless of amount) that involve the issuance of Company equity securities or debt securities registered under the Securities and Exchange Act of 1934, as amended, must be presented to and approved by the full Board.

•	Investments (regardless of amount) implicating a conflict of interest involving any officer or director of the Company must be presented to and approved by the full Board.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders.  Our Corporate Governance Guidelines, which are available on our website at www.healthways.com, provide a framework for the conduct of the business of the Board.

Code of Conduct

Our Code of Business Conduct applies to all employees (including officers) and non-employee directors (collectively, “colleagues”).  The purpose of the Code of Business Conduct is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents we file with the Commission and other public communications we make; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Business Conduct; and accountability for adherence to the Code of Business Conduct, and to deter wrongdoing.  A copy of our Code of Business Conduct, as well as any amendments thereto, is available on our website at www.healthways.com.

Stockholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under "Identifying and Evaluating Nominees for Directors."  Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Secretary, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  To be timely, director nominations for the 2014 Annual Meeting of Stockholders must be submitted within the time limits for stockholder proposals as set forth on page 71.

Director Qualifications

Under our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for determining the criteria for membership on the Board.  Under such criteria, at least a majority of the members of the Board should be independent, and all members should have the highest professional and personal ethics and values consistent with our values and standards. Other criteria that will be considered are prior experience as a director, knowledge of our business and industry and broad experience at the operational, financial or policy-making level in business. Diversity, age and skills in the context of the needs of the Board are also a consideration. While the Company’s Corporate Governance Guidelines do not explicitly define diversity, it is the Nominating and Corporate Governance Committee’s practice to seek director candidates who will contribute to a diversity of perspectives. The Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account a candidate’s personal characteristics and industry experience, with the intent of maintaining a Board that represents a broad range of viewpoints. Board members should also have sufficient time to devote to the affairs of the Company and to provide insight and practical wisdom based on experience.  As such, in order to be active participants and perform all director duties responsibly, directors’ service on other boards of public companies is limited to three public company boards (excluding the Company).

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board.  In evaluating nominations, the Nominating and Corporate Governance Committee uses the same criteria for all nominees and seeks to achieve a balance of knowledge, experience and expertise on the Board.

In February 2012, the Board increased the number of directors from ten to eleven pursuant to Article III, Section 3.2 of the Amended and Restated Bylaws of the Company, as amended.  In connection therewith, the Board nominated and, at the 2012 Annual Meeting of Stockholders, the stockholders approved Mr. Kevin G. Wills to the newly created seat on the Board to serve as a Class II director.

Mr. O’Neil, a Class I director who has served on the Company’s Board since 1985, is retiring from the Board effective on the date of the 2013 Annual Meeting of Stockholders.   In connection therewith, the Board nominated Mr. Donato Tramuto to stand for election for the vacated seat on the Board to serve as a Class I director.

Other than Mr. Tramuto, there are no nominees for election to the Board who have not previously been elected by the stockholders.

Directors' Attendance at Annual Meetings of Stockholders

Although directors are invited and are always encouraged to attend the annual stockholder meetings, we do not require their attendance.  All of the directors then serving attended the 2012 Annual Meeting of Stockholders held on May 31, 2012.

Communications With the Board

Stockholders may communicate with the Board by submitting a letter in writing addressed to: Chairman of the Board, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  If the communication relates to the Company's ethics or conduct, financial statements, accounting practices or internal controls, the communication may be submitted in writing addressed to: Audit Committee Chairman, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  Stockholder communications may be submitted confidentially or anonymously.

Stock Retention Guidelines

The Company's stock retention guidelines applicable to executive officers require executive officers to maintain a minimum ownership in the Company’s stock based on a multiple of their base salary (at least 3.75 times base salary for the Chief Executive Officer, 1.8 times for the Chief Financial Officer, 2 times base salary for the Chief Commercial Officer and the President, International, and 1.2 times base salary for the General Counsel).  Executive officers must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all nonqualified stock options and vesting of all restricted stock units representing hypothetical shares of our Common Stock (“RSUs”) until they reach the required multiple of base salary.  All executive officers are currently in compliance with the guidelines.  Executive officers who do not comply with the guidelines may not be eligible for future equity awards.

In January 2013, the Board adopted stock retention guidelines for directors.  The guidelines require directors to maintain ownership in the Company’s stock equal to three times the current minimum annual cash retainer for directors.  Directors must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and vesting of all RSUs until they reach the required minimum ownership.  Directors will have until January 2018 to meet these requirements and may not sell shares of the Company’s stock until the ownership requirement is achieved.

Evaluations of Board and Committee Performance

           Each year the Nominating and Corporate Governance Committee of the Board conducts an evaluation process focusing on the effectiveness of the Board as a whole, the performance of each committee of the Board and the performance of each individual Board member. The manner of the evaluation is determined annually by the Nominating and Corporate Governance Committee in order to ensure the procurement of accurate and relevant information.  The evaluation process is designed to facilitate ongoing, systematic examination of the Board, each committee’s effectiveness and accountability, and each individual’s performance, and to identify opportunities for improvement. The Nominating and Corporate Governance Committee designed and coordinated the evaluations for the Board, committees, and individual directors, and the Chair of the Nominating and Corporate Governance Committee reported the results to each committee, the full Board, and each individual director.

Certain Relationships and Related Party Transactions

Since the beginning of the last fiscal year, we are aware of the following related party transaction between us and our directors, executive officers, 5% stockholders or their family members that requires disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

•
Christopher Cigarran, President of Employer Market, is the son of Chairman Emeritus Thomas G. Cigarran and received aggregate cash compensation of approximately $487,000 (consisting primarily of salary and performance-based cash) during fiscal 2012.

Pursuant to its written charter, the Audit Committee reviews and either ratifies, approves or disapproves all “Interested Transactions,” which are generally defined (for purposes of this Proxy Statement) to include, but are not limited to, any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;
•	the Company was, is or will be a participant; and
•	any Related Party had, has or will have a direct or indirect material interest.

A “Related Party” is any:

•
person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and Proxy Statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s Common Stock;
•	immediate family member of any of the foregoing; or
•
firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

                In determining whether to approve or ratify an Interested Transaction, the Audit Committee considers the relevant information and facts available to it regarding the Interested Transaction and takes into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director participates in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”) currently provides for a staggered, or classified, Board.  Each director serves a three-year term and until his/her successor is elected and qualified.  There are three directors to be elected at the 2013 Annual Meeting of Stockholders, all of whom will serve until the 2016 Annual Meeting of Stockholders (the "Class I" directors).  The remaining eight directors currently serving on the Board will continue to serve until the 2014 Annual Meeting of Stockholders (the "Class II" directors) or until the 2015 Annual Meeting of Stockholders (the “Class III” directors).  As described under “Proposal No.  4 – Declassification of the Board” on page 70, the amendment to our Certificate of Incorporation, if approved by our stockholders, would phase out the classification of the Board beginning at the 2014 Annual Meeting of Stockholders.

Unless contrary instructions are received, shares of our Common Stock represented by duly executed proxies will be voted in favor of the election of the nominees named below.  If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as our Board may propose.  The Board has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

Mr. O’Neil, a Class I director who has served on the Board since 1985, is retiring from the Board effective on the date of the 2013 Annual Meeting of Stockholders.   In connection with Mr. O’Neil’s retirement, the Board nominated Mr. Donato Tramuto to stand for election for the vacated seat on the Board to serve as a Class I director.

A nominee for election must receive a plurality of the votes cast at the 2013 Annual Meeting of Stockholders to be elected as a director.  Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each director for each share of Common Stock held by such stockholder.

The Board recommends a vote FOR each nominee.

Class of 2013 (Class I Directors)

The following persons are the nominees for election to serve as Class I directors for a term that will expire in 2016 and until his/her successor is elected and qualified.  All nominees (excluding Mr. Tramuto) are presently directors of the Company and were previously elected by the stockholders.  Certain information relating to the nominees, which the individuals named have furnished to us, is set forth below.

Ben R. Leedle, Jr. President and Chief Executive Officer of the Company	Age 52	Director since 2003

Mr. Leedle has served as Chief Executive Officer of the Company since September 2003 and as President of the Company from May 2002 through October 2008 and April 2011 through present.  Mr. Leedle served as Chief Operating Officer of the Company from September 1999 to August 2003, Executive Vice President of the Company from September 1999 to May 2002, and as Senior Vice President of Operations from September 1997 to September 1999.

Qualifications:  Mr. Leedle’s specific skills, experience, and qualifications to serve as a director of the Company include his nearly 16 years of senior leadership experience at the Company. During this time Mr. Leedle has effectively led the Company through significant growth as well as managed the Company in the current economic environment. Additionally, Mr. Leedle has developed and overseen a talented group of senior executives.  Given his extensive leadership experience and institutional knowledge of the Company, we believe Mr. Leedle should continue to serve as a director of the Company.

Board Committees:  none

Alison Taunton-Rigby, Ph.D. Former Chief Executive Officer of RiboNovix, Inc.	Age 68	Director since 2005

From 2003 to 2010, Dr. Taunton-Rigby was the Chief Executive Officer of RiboNovix, Inc., a biotechnology company.  From 2001 to 2003, she served as the Chief Executive Officer of CMT, Inc., a medical device company.  From 1995 to 2000, Dr. Taunton-Rigby served as the Chief Executive Officer of Aquila Biopharmaceuticals, Inc. (successor to Cambridge Biotech Corporation), a publicly traded biotechnology company.  She serves on the boards of directors of Columbia Funds, a mutual funds complex, ICI Mutual Insurance Company, a provider of insurance and fidelity bonding to the U.S. mutual fund industry, and Abt Associates, a provider of public policy and business research and consulting, where she serves as Chair of the Audit & Finance Committee.  Dr. Taunton-Rigby also serves on the board of Boston Children’s Hospital.  From 2004 to 2010, Dr. Taunton-Rigby served as a director on the board of Idera Pharmaceuticals, a publicly traded biotechnology company.

Qualifications:  Dr. Taunton-Rigby’s specific skills, experience, and qualifications to serve as a director of the Company include her service as Chief Executive Officer of a number of publicly traded healthcare companies and over 25 years of senior executive experience in the biotechnology industry.  Dr. Taunton-Rigby also has significant experience serving on the boards of a variety of companies in the healthcare industry. We believe Dr. Taunton-Rigby’s entrepreneurial and leadership experience in the biotechnology industry coupled with her board experience at other healthcare companies and in the investment industry allow her to provide insight to our Board on business, financial and strategic issues affecting the Company.

Board Committees:  audit, compensation

Donato Tramuto Chief Executive Officer and Vice Chairman of Physicians Interactive	Age 56	Director nominee

Mr. Tramuto is one of the founders of Physicians Interactive Holdings (PIH) and has served as its Chief Executive Officer and Vice Chairman since 2008.  PIH is one of the largest providers of on line resources for healthcare information, medication samples and mobile decision support tools to Health Care Professionals.  Prior to organizing PIH, he served as President of the Physicians Interactive Division of Allscripts.  From 2004 to 2006, Mr. Tramuto was Chief Executive Officer of i3, a global pharmaceutical services company that, prior to its sale to inVentive Health, Inc. in 2011, was part of Ingenix (a subsidiary of UnitedHealth Group Incorporated).  Prior to joining Ingenix, Mr. Tramuto was one of the founders of Protocare, Inc., a large provider of drug development services, where he served as Chief Executive and President of the Protocare Sciences Division and Corporate Officer of Protocare from 1998 to 2003.  Prior to co-founding Protocare, Mr. Tramuto served as General Manager of the Home Health Care Business Unit and Corporate Vice President of Marketing/Healthcare at Caremark, a leading provider at that time of patient services.  Mr. Tramuto also serves on several executive leadership boards including the Boston University School of Public Health Dean’s Advisory Board, the Regis College Board of Trustees, the Physicians Interactive board of directors, and the Robert F. Kennedy Center for Justice and Human Rights Europe Board.  Mr. Tramuto is the Chairman of the Health eVillages Board, and a member of the State of Maine Economic Growth Council, a 3 year appointment by former Maine Governor John Baldacci.

Qualifications: Mr. Tramuto’s specific skills, experience, and qualifications to serve as a director of the Company include his service as Chief Executive Officer of several healthcare companies, providing more than 30 years of healthcare experience in both the product and service segments.  In 2005, 2009 and 2012, Mr. Tramuto was selected by PharmaVoice as one of the Top 100 Most Inspirational Healthcare Leaders In the Life Sciences Industry. In May 2012, he was recognized by The Boston Globe as one of the top 12 innovators in Massachusetts for the launch of Health eVillages, a non-profit organization he founded in 2011 providing global mobile healthcare to disadvantaged communities.

Board Committees:  compensation

Class of 2014 (Class II Directors)

The following four persons currently are members of the Board and will continue in their present positions after the Annual Meeting until 2014.  The following persons are not nominees, and stockholders are not being asked to vote for them.  Certain information relating to the following persons has been furnished to us by the individuals named, and we have also included the specific skills, qualifications, and experience of each of our directors.

John W. Ballantine Former Executive Vice President and Chief Risk Management Officer of First Chicago NBD Corporation	Age 67	Director since 2003

Mr. Ballantine has been Chairman of the Board since May 2011.  Mr. Ballantine served as Executive Vice President and Chief Risk Management Officer of First Chicago NBD Corporation, a bank holding company, from 1996 until 1998.  He serves as a director of DWS Funds, an asset management firm, where he is Chairman of the Equity Oversight Committee, and Portland General Electric, a publicly traded electric service provider, where he is Chairman of the Finance Committee.  Mr. Ballantine also currently serves as a member of the Executive Network advisory board of Glencoe Capital, a private equity firm.

Qualifications:  Mr. Ballantine’s specific skills, experience, and qualifications to serve as a director of the Company include his leadership as Executive Vice President and Chief Risk Management Officer of First Chicago NBD Corporation, in addition to his board leadership roles at a number of companies including Glencoe Capital and DWS Funds. We believe Mr. Ballantine’s experience at these firms enhances the Board’s understanding of the perspective of institutional investors.

Board Committees:  investments sub-committee

Thomas G. Cigarran Former Chief Executive Officer of the Company	Age 71	Director since 1981

Mr. Cigarran, a founder of Healthways, has served as Chairman Emeritus of the Board since May 2011.  Mr. Cigarran served as Chairman of the Company from August 1988 through May 2011 and Chief Executive Officer of the Company from August 1988 to September 2003.  Mr. Cigarran served as President of the Company from September 1981 to June 2001.  Mr. Cigarran also serves on the Board of Directors of AmSurg Corp., a publicly traded company that focuses on the development, management and operation of outpatient surgery centers, where he served as Chief Executive Officer from 1993 to 1997 and as Chairman from 1992 to 2009.  He has also served as a director of a number of public and private healthcare and non-healthcare companies.

Qualifications:  Mr. Cigarran’s specific skills, experience, and qualifications to serve as a director of the Company include his extensive healthcare and general business experience and his historical knowledge of the Company.  We believe Mr. Cigarran’s broad business leadership experience and historical knowledge of the Company provides our Board with invaluable executive management and strategic perspectives.

Board Committees:  none

C. Warren Neel, Ph.D. Executive Director of the Center for Corporate Governance at the University of Tennessee	Age 74	Director since 1991

Dr. Neel is currently Executive Director of the Center for Corporate Governance at the University of Tennessee.  He served as the Commissioner of Finance and Administration for the State of Tennessee from July 2000 until February 2003.  He served as Dean of the College of Business Administration at The

University of Tennessee in Knoxville from 1977 to 2002.  Dr. Neel is also a director of Saks, Incorporated, a publicly traded retailer of fashion apparel, shoes, accessories, jewelry, cosmetics and gifts, where he serves as Chair of the Audit Committee.

Qualifications:  Dr. Neel’s specific skills, experience, and qualifications to serve as a director of the Company include his significant leadership experience in business. As Commissioner of Finance and Administration for the State of Tennessee, Dr. Neel served as the governor’s Chief Financial Officer managing a budget of over $20 billion. In his current position, Dr. Neel helped establish the Center for Corporate Governance at The University of Tennessee. Additionally, Dr. Neel’s academic research  has been published in a variety of journals. Because of Dr. Neel’s strong business acumen and leadership in a variety of roles, we believe he enhances our Board’s understanding of complex financial data and management issues.

Board Committees:  audit (chair); nominating and corporate governance; investments sub-committee

Kevin G. Wills Executive Vice President and Chief Financial Officer of Saks Incorporated	Age 47	Director since 2012

Mr. Wills is the Executive Vice President and Chief Financial Officer of Saks Incorporated and has served in such capacity since May 2007.  Mr. Wills served as Executive Vice President of Finance/Chief Accounting Officer of Saks Incorporated from May 2005 through April 2007, and as Executive Vice President of Operations for Parisian, Inc., a family clothing retailer, from February 2003 until April 2005.  Prior to that, he was appointed Senior Vice President of Planning and Administration for Saks Department Store Group in September 1999, Senior Vice President of Strategic Planning in September 1998, and Vice President of Financial Reporting for Saks Incorporated in September 1997, when he joined Saks Incorporated.  Prior to joining Saks Incorporated, Mr. Wills served as Vice President and Controller for Tennessee Valley Authority, a publicly traded energy producer.  Prior to that, Mr. Wills served as the Business Assurance Manager for Coopers and Lybrand (currently known as PriceWaterhouseCoopers), an accounting and financial services firm.

Qualifications:  Mr. Wills’ specific skills, experience, and qualifications to serve as a director of the Company are evidenced by his many years of executive leadership, most recently serving as the Chief Financial Officer of Saks Incorporated, as mentioned above. Additionally, Mr. Wills is a Certified Public Accountant and brings significant capital markets, mergers and acquisitions, and international operations experience, all of which enhance our Board’s understanding of various financial aspects of the Company’s business.

Board Committees:  audit, compensation

Class of 2015 (Class III Directors)

The following four persons currently are members of the Board and will continue in their present positions after the Annual Meeting until 2015.  The following persons are not nominees and stockholders are not being asked to vote for them.  Certain information relating to the following persons has been furnished to us by the individuals named, and we have also included the specific skills, qualifications, and experience of each of our directors.

Jay C. Bisgard, M.D. Former Director of Health Services at Delta Air Lines, Inc.	Age 70	Director since 2003

Dr. Bisgard served as Director of Health Services at Delta Air Lines, Inc., a publicly traded airline operator, from January 1994 to April 2001.  Prior to that, he served as the corporate medical director at Pacific Bell, a provider of telephone services, GTE Corporation, a provider of telephone services, and ARCO, an oil company.  He retired from the U.S. Air Force in 1986 with the rank of colonel.  He served as acting Deputy Assistant Secretary of Defense (Health Affairs) from 1981 to 1984.  He is a fellow of the Aerospace Medical

Association, the American College of Preventive Medicine, and the American College of Physician Executives.

Qualifications:  Dr. Bisgard’s specific skills, experience, and qualifications to serve as a director of the Company include over 30 years of experience in the healthcare industry in both the private and public sectors, including serving as a director of a number of companies as well as serving as Deputy Assistant Secretary of Defense (Health Affairs). Dr. Bisgard is certified in aerospace medicine and his primary interests have been in health policy and resource management. We believe his extensive career in the healthcare industry as well as his interests in health policy and resource management provide critical insight to our Board on both the historical and current trends within the healthcare industry.

Board Committees:  audit; nominating and corporate governance; investments sub-committee (chair)

Mary Jane England, M.D. Professor and ad interim Chair at the Department of Community Health Sciences at the Boston University School of Public Health; Former President of Regis College	Age 74	Director since 2004

Dr. England has served as a Professor and ad interim Chair at the Department of Community Health Sciences at the Boston University School of Public Health since 2012 and served as a Visiting Professor of Health Policy and Management at Boston University School of Public Health from 2011 to 2012.  Previously, Dr. England served as President of Regis College in Weston, Massachusetts from 2001 through 2011.  From 1990 to 2001, she served as President of the Washington Business Group on Health, a non-profit devoted to representing the interests of large employers on national health policy issues.  Prior to 1990, she served as Vice President of Prudential Insurance Co., a global insurance provider, Associate Dean at the John F. Kennedy School of Government at Harvard University Commissioner of Social Services, and Associate Commissioner of Mental Health in Massachusetts.  She serves on the board of directors of NSF International.

Qualifications:  Dr. England’s specific skills, experience, and qualifications to serve as a director of the Company include her significant experience in the healthcare industry. For over ten years, Dr. England served as the President of the Washington Business Group on Health. Additionally, Dr. England serves on the board of directors of NSF International, a non-profit involved in standards development, product certification, auditing education and risk management for public health and the environment. We believe Dr. England’s experience at the Washington Business Group on Health, as well as in other positions, provides our Board with unique insight on how the interests of companies within the healthcare industry are effectively represented.

Board Committees:  compensation; nominating and corporate governance (chair)

John A. Wickens Former National Health Plan President of UnitedHealth Group	Age 56	Director since 2007

Mr. Wickens served as National Health Plan President of UnitedHealth Group Incorporated, a publicly traded diversified health and well-being company, from January 2004 to February 2006 and South Division President from September 2001 to December 2003.  Prior to that time, he served in various capacities at UnitedHealth Group beginning in 1995.  Mr. Wickens currently serves as the Vice Chair of U.S.A. Track & Field Foundation and Chair of UnitedHealthcare Children’s Foundation.

Qualifications:  Mr. Wickens’ specific skills, experience, and qualifications to serve as a director of the Company include his varied leadership roles at UnitedHealth Group Incorporated. We believe Mr. Wickens’ recent experience at UnitedHealth Group Incorporated gives our Board insight into how other companies within the healthcare industry both manage and respond to the numerous challenges faced in the current economic and political climate.

Board Committees:  audit; nominating and corporate governance

William D. Novelli Professor at the McDonough School of Business at Georgetown University; Former Chief Executive Officer of AARP	Age 71	Director since 2009

Mr. Novelli has served as a professor at the McDonough School of Business at Georgetown University since August 2009.  From 2001 to 2009, he served as the Chief Executive Officer of AARP, a nonprofit organization that helps people over age fifty improve their lives.  Mr. Novelli currently serves as the Chair of the board of directors of Campaign for Tobacco-Free Kids.

Qualifications:  Mr. Novelli’s specific skills, experience, and qualifications to serve as a director of the Company are evidenced by his many years of executive leadership, most recently serving as the Chief Executive Officer of AARP, as mentioned above. Additionally, Mr. Novelli’s current leadership as chairman of the board of directors of the Campaign for Tobacco-Free Kids, a leader in fighting to reduce tobacco use and its consequences in the world, enhances our Board’s own understanding of how other organizations promote improved health and wellness, which is the core of the Company’s business.

Board Committees:  compensation (chair); nominating and corporate governance

Director Compensation

Outside Directors each receive a $50,000 annual cash retainer as well as $1,000 for each non-regularly scheduled meeting attended at which action is taken, regardless of length.  Additionally, the Audit Committee chair receives an annual retainer of $25,000, and the Compensation Committee and Nominating and Corporate Governance Committee chairs each receive an annual retainer of $20,000.  Audit Committee members receive an annual retainer of $7,500, and Compensation Committee and Nominating and Corporate Governance Committee members receive an annual retainer of $6,000, provided that each Outside Director who participates on at least two committees will receive minimum annual cash compensation of $100,000 (from annual stockholder meeting to annual stockholder meeting).  In addition, Outside Directors who had served as directors of the Company for at least 12 months were granted $100,000 in equity awards on the date of the 2012 Annual Meeting of Stockholders, the value of which consisted of 50% stock options and 50% RSUs.  Mr.Wills was elected and appointed to the Board on the date of the 2012 Annual Meeting of Stockholders and on such date was granted an option to purchase 15,000 shares of Common Stock.  On the date of the 2013 Annual Meeting of Stockholders, each director will be granted $100,000 in equity awards consisting of an expected value of 50% stock options and 50% RSUs.  If Mr. Tramuto is elected and appointed to the Board at the 2013 Annual Meeting of Stockholders, he will be granted an option to purchase 15,000 shares of Common Stock on such date, subject to share availability in the 2007 Stock Incentive Plan, as amended (the “2007 Plan”).  Equity awards to Outside Directors during 2012 were granted pursuant to the 2007 Plan.

In addition to the cash retainer and equity awards discussed above, committee chairs receive $4,500 for each Audit Committee meeting attended and $2,500 for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended.  Other Outside Directors receive $2,500 for each committee meeting attended.

Mr. Ballantine is paid $200,000 in cash per year for serving as Chairman of the Board.  In addition, he receives the equivalent equity compensation awarded to Outside Directors, as determined by the Nominating and Corporate Governance Committee.  He receives no other additional compensation for his service on the Board or attendance at any Board or committee meetings.

Mr. Cigarran is paid $125,000 in cash per year for serving as Chairman Emeritus of the Board.  In addition, he receives the equivalent equity compensation awarded to Outside Directors, as determined by the Nominating and Corporate Governance Committee.  He receives no other additional compensation for his service on the Board or attendance at any Board or committee meetings.

The following table summarizes the compensation to each member of the Board during 2012.  Mr. Leedle receives no additional compensation, as such, for serving as a member of the Board.

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
		(1)	(2)
John W. Ballantine	$200,000	$50,003	$49,973	$299,976
Thomas G. Cigarran	125,000	50,003	49,973	224,976
Jay C. Bisgard, M.D.	111,500	50,003	49,973	211,476
Mary Jane England, M.D.	109,000	50,003	49,973	208,976
C. Warren Neel, Ph.D.	150,000	50,003	49,973	249,976
William D. Novelli	110,000	50,003	49,973	209,976
William C. O’Neil, Jr.	111,500	50,003	49,973	211,476
Alison Taunton-Rigby, Ph.D.	112,500	50,003	49,973	212,476
John A. Wickens	111,500	50,003	49,973	211,476
Kevin G. Wills	50,041	-	53,850	103,891

(1)
Reflects the aggregate grant date fair value of stock awards granted during 2012.  The grant date fair value of stock awards granted to the Outside Directors during 2012 was $6.55 per award. The following directors had unvested stock awards outstanding as of December 31, 2012:  Mr. Ballantine (11,737); Mr. Cigarran (11,737); Dr. Bisgard (11,737); Dr. England (11,737); Dr. Neel (11,737); Mr. Novelli (9,974); Mr. O’Neil (11,737); Dr. Taunton-Rigby (11,737); and Mr. Wickens (11,737).

(2)
Reflects the aggregate grant date fair value of stock option awards granted during 2012.  The grant date fair value of stock options granted to the Outside Directors during 2012 was $3.59 per stock option.  Assumptions used in the calculation of these amounts are disclosed in footnote 13 to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the Commission on March 15, 2013.  The following directors had stock option awards outstanding as of December 31, 2012:  Mr. Ballantine (80,469); Mr. Cigarran (155,469); Dr. Bisgard (80,469); Dr. England (60,469); Dr. Neel (65,469); Mr. Novelli (34,429); Mr. O’Neil (65,469); Dr. Taunton-Rigby (40,469); Mr. Wickens (50,469); and Mr. Wills (15,000).

Forward-Looking Statements

This Proxy Statement contains forward-looking statements, which are based upon current expectations, involve a number of risks and uncertainties, and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief, or expectations of the Company, including, without limitation, all statements regarding the Company’s future earnings and results of operations, and can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” or “continue” and similar expressions.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary from those in the forward-looking statements as a result of various factors. These factors include, but are not limited to, those described in Item 1A, Risk Factors, and Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2012, and those that will be described from time to time in the Company’s filings with the Commission, including the Company’s subsequent reports filed with the Commission on Form 10-K, Form 10-Q and Form 8-K, which are available on the Commission’s website at www.sec.gov and on the Company’s website at www.healthways.com. We assume no duty to update our forward-looking statements.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

As the largest independent global provider of well-being improvement solutions, Healthways is committed to making the world a healthier place, one person at a time.  In pursuit of that mission, we seek to attract, retain and motivate a team of talented, committed executives by providing an executive compensation program that rewards performance and aligns executives’ interests with those of our stockholders.

The following table lists our Chief Executive Officer, Chief Financial Officer, and four other most highly compensated executive officers for 2012 (the “NEOs”):

Name	Position

Ben R. Leedle, Jr.	President and Chief Executive Officer
Alfred Lumsdaine	Executive Vice President, Chief Financial Officer
Peter Choueiri	President, Healthways International
Michael Farris (1)	Executive Vice President, Chief Commercial Officer
Mary Flipse (2)	Senior Vice President, General Counsel
Thomas Cox (3)	Chief Operating Officer

(1)	Became an employee of the Company in August 2011 through the acquisition of Navvis & Company (“Navvis”).
(2)	Hired in August 2011; promoted to Director, Corporate Counsel in February 2012 and General Counsel in July 2012.
(3)	Left the Company in July 2012.

Our performance for 2012 was on track strategically and tactically with our plans to return the Company to a path of consistent profitable growth.  In total, new and expanded contracts signed in 2012 are expected to produce average annualized new revenues over the duration of the contracts of $157 million at target performance, a record high for the Company.  As a result, we have built the contract base expected to drive absolute revenue growth of 5% to 11% in 2013 and further revenue growth for 2014.  The expansion of the contract base in 2012, however, resulted in increased short-term margin pressure as we incurred significant costs to implement these new, long-term and strategic relationships with health plans, health systems and employers, which resulted in our 2012 profitability being lower than our initial expectations.  These contracts require significant expenditures for contract implementation and integration prior to meaningful revenue generation.  Once launched, many of the contracts are expected to take from six to 24 months to ramp to substantially full revenue expression.

Executive compensation for 2012 was consistent with the Company’s performance and our compensation philosophy.  While our performance for 2012 set the stage for expected future revenue growth and margin expansion, as a result of the foregoing factors we did not achieve our performance targets in 2012 related to our short-term cash incentive awards or long-term performance-based cash awards, and as a result our NEOs earned no short-term cash incentive awards or performance-based cash awards for 2012 (other than Mr. Choueiri whose performance with respect to long-term performance-based cash awards was subject to a market-specific performance target).

The Compensation Committee of the Board (the “Committee”) determined for 2012 that the NEOs would receive no increase to base salary (for those NEOs whose responsibilities remained the same as they were in 2011) based on the overall Company merit budget of 0% for 2012.  In addition, following the end of the year and based on our performance for 2012, the Committee determined that for 2012 the NEOs would earn:

•	no short-term cash incentive awards;
•	no Company discretionary match for our nonqualified deferred compensation plan; and
•
except for Mr. Choueiri, no performance-based cash as a part of their long-term incentives, which were a mix of non-qualified stock options, RSUs, and performance-based cash. (Mr. Choueiri achieved his performance-based cash target and was not eligible to participate in the nonqualified deferred compensation plan.)

In addition, the Committee took the following key actions for executive compensation in 2012.  Prior to receiving a negative “say on pay” vote at the Annual Meeting of Shareholders in May 2012, the Committee:

•	Engaged an independent compensation consultant in January 2012 to assist the Committee with its periodic review of the Company’s executive compensation structure; and
•	Developed separate performance metrics for short-term and long-term incentive awards.

After considering feedback received from our stockholders, including the negative say on pay vote, and input from our independent compensation consultant, the Committee made the following additional changes to the executive compensation program for 2013.  The Committee believes the changes made for 2013 are responsive to feedback from stockholders and better align the interests of our executives and our stockholders.

•	Caps on incentive awards in 2013;
•	Disclosure of forward-looking performance targets for 2013;
•	Establishment of a revised peer group to evaluate the executive compensation program;
•	Implementation of a recoupment policy;
•	Elimination of Section 280G gross-up payments for all new employment agreements; and
•	Adoption of an anti-hedging policy.

CEO Compensation Analysis

Below are two charts that we believe illustrate alignment between the CEO’s pay and total shareholder return (“TSR”) for the one-year and three-year periods ending December 31, 2012.  We have shown both reported pay (which ties to the amounts shown in the Summary Compensation Table (“SCT”)) and realized pay.  As the charts illustrate, realized pay more closely tracks TSR over both the one- and three- year periods.  Realized pay includes the value of RSUs that vested during the period and stock options that were exercised during the period.  Mr. Leedle retained the net compensation from these vestings and exercises in the form of shares of the Company’s Common Stock.  We believe it is important to consider realized pay because it represents actual current compensation realized by Mr. Leedle, whereas reported pay includes equity incentives, the value of which is driven by future performance.

Total shareholder return is shown as the value of $100 invested on January 1, 2012 (1-year TSR) and January 1, 2010 (3-year TSR).

CEO Pay vs. 1-Year TSR

CEO Pay vs. 3-Year TSR

Impact of Most Recent Say-on-Pay Vote

A majority of our stockholders voted against our executive compensation at the 2012 Annual Meeting of Stockholders.  Our Proxy Statement for the 2012 Annual Meeting of Stockholders, however, reported our performance measures and targets on a “look back” or retrospective basis and did not disclose the changes that we had made earlier in 2012 to our executive compensation structure where we had established separate performance measures for short-term and long-term incentives, so those changes were not readily apparent to our stockholders.  In this Proxy Statement, we disclose both the historical measures and targets for 2012 as well as the forward-looking measures and targets for 2013 for both short-term and long-term incentive awards.

After distributing our 2012 Proxy Statement and in the weeks approaching the 2012 Annual Meeting of Stockholders, we became aware that a majority of our stockholders were voting against our say on pay proposal.  As a result of the indication of negative votes, we issued a supplement to our 2012 Proxy Statement to provide additional information about our executive compensation structure.  We also contacted a number of our larger stockholders and sought their feedback.  Approximately 67% of our stockholders voted against our say on pay proposal.

Following the negative say on pay vote, we contacted investors that collectively held approximately 37% of our Common Stock, specifically focusing on those who comprised the 67% of votes against our say on pay proposal, and ultimately held one-on-one discussions with investors holding approximately 27% of our Common Stock.  The purpose of the discussions was to gain their insight and perspective on our executive compensation programs and policies.  After considering feedback received from our stockholders and input from our independent compensation consultant, the Committee made the following additional changes to the executive compensation program for 2013.  The Board and the Committee continue to explore ways in which we could improve our executive compensation programs. This year’s “say on pay” proposal is Proposal No. 2 in this Proxy Statement.

•
Cap on Incentive Awards - For 2013, the Committee set a cap at 200% of the target award for NEOs for short-term and long-term incentive awards as illustrated in the “Performance-based Cash Award Targets for 2013 Grant” table on page 42. For the CEO, this cap results in a maximum short-term cash incentive award for 2013 of approximately $1.0 million ($712,000 base salary * 70% target * 200%) and a maximum performance-based cash award for 2013 of approximately $2.7 million ($712,000 base salary * 375% long-term incentive target = total long-term incentive grant of $2.67 million.  Fifty percent of the award, or $1.335 million, is in the form of performance-based cash).

•
Disclosure of Detailed Performance Targets for 2013 - We are disclosing the performance targets for 2013 compensation to allow investors to track progress against those targets as the year proceeds.  We will also continue to provide detailed information about historical performance targets and actual performance against those targets.

•
Implementation of Recoupment Policy - In 2013, the Committee adopted a recoupment policy that permits the Committee, in its discretion, to recover incentive-based compensation awarded subsequent to 2012 from our executive officers in the event of a restatement of our financial results or non-compliance with our Code of Business Conduct to the material detriment of the Company.

•
Elimination of Excise Tax Gross-Up - The Committee adopted a policy that any new employment agreements would not provide for any Section 280G gross-up payments for excise taxes upon a change in control.

•
Adoption of Anti-Hedging Policy - The Committee formalized and adopted an anti-hedging policy that is incorporated into our Code of Business Conduct that ensures our directors and officers bear the full risks and rewards of Company stock ownership by prohibiting them from hedging or monetizing transactions to lock in the value of their Company stock holdings and from selling short any Company securities.

Also, to align the interests of our independent directors and our stockholders, the Nominating and Corporate Governance Committee adopted stock retention guidelines for independent directors to require each independent director to obtain and maintain ownership in the Company’s stock equal to three times the current minimum annual cash retainer for directors.  We have maintained stock retention guidelines for officers since 2005.

The Committee’s Processes and Analyses

Role of Compensation Committee

The Compensation Committee sets and administers the policies that govern compensation of our executive officers, including:

•
Annually evaluating the performance of the CEO and other executive officers and recommending to the independent directors of the Board the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing and recommending for approval to the Board any changes in executive officer incentive compensation plans and equity-based compensation plans; and

•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

The Committee seeks to assure that compensation paid to executive officers is fair, reasonable and competitive, and is linked to increasing long-term stockholder value.  Only independent directors serve on the Committee.  Based on the Compensation Committee Charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely composed of one or more members of the Committee.

Compensation Philosophy and Objectives

Healthways is committed to making the world a healthier place, one person at a time.  In pursuit of that mission, we seek to attract, retain and motivate talented individuals who are committed to the Company’s mission and core values.  The Committee is committed to designing an executive compensation program that is performance-based, competitive, clear in its design and objectives, and that aligns the interests of management with those of the Company’s stockholders by rewarding executive officers when the Company achieves financial success.

The Committee believes that performance-based pay is key to achieving our financial and strategic objectives and meeting stockholder expectations.  The direct effect of this performance-based philosophy is that a majority of the total target compensation that is set at the beginning of the year for an NEO is at risk (excluding benefits and perquisites, which are not at risk).  We consider compensation to be at risk if the ultimate value realized may be less than the intended target compensation.  At risk compensation includes both the annual short-term incentive awards and the long-term incentive awards that consist of stock options, RSUs, and performance-based cash awards.  For example, for 2012, approximately 81% of Mr. Leedle’s total target compensation was at risk, as shown below.  For all other NEOs, approximately 63% of their total target compensation was at risk (using a weighted average).  Target compensation is defined as base earnings, short-term incentives at target (using the short-term incentive percentages for each NEO on page 33), and long-term incentives at target (using the long-term incentive percentages for each NEO on page 35).

Guided by the following principal objectives, the Committee strives to align compensation of its uniquely talented employees with the Company’s business needs without encouraging excessive or unnecessary risk-taking:

•	Compensation that reflects both individual and Company performance.

o	We link employee pay to both individual and Company performance.

o
When employees assume greater responsibilities, more of their pay is linked to Company performance and stockholder returns through increased participation in equity programs and increased linkage of their short-term and long-term incentive targets to overall Company performance.  Since a significant share of our NEOs’ total compensation is based on long-term incentives, their interests are aligned with the long-term interests of our stockholders and the Company.

o	We balance pay-for-performance and employee retention. Even during downturns in Company performance, the compensation program should continue to motivate successful, high-achieving employees.

•	Compensation consistent with job responsibility and the market.

We set base salaries by evaluating market compensation data and internal pay relativity, which means that pay differences among jobs should be commensurate with differences in job responsibility, geography, and impact.

•	Stockholder input.

We consider stockholder input from the most recent say on pay vote.  We also consider other feedback from our stockholders.  We seek to provide appropriate incentives for executives that are earned only when we achieve our publicly disclosed financial expectations.

Annually, or more frequently as needed, the Compensation Committee reviews:

~~•~~	Its compensation philosophy -- to ensure alignment with the principal objectives for compensation;

•	Our executive compensation policies -- in light of our financial performance, the annual budget, and the compensation policies of similar companies; and

•	The compensation of individual executives -- in light of such executive’s performance and the Committee’s executive compensation policies for that year.

As a result of our balance of short- and long-term incentives, our use of different types of equity compensation awards that provide a balance of incentives, our cap on incentive awards, our recoupment policy, our anti-hedging policy, and our stock ownership guidelines, the Committee believes that our compensation programs, including our executive compensation program, do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.

The Committee also believes that our compensation strategies are aligned with our compensation philosophy, long-term performance, and Company culture, which places significant value on highly-performing individuals, and that those strategies promote individual responsibility for collective long-term success.

As discussed in further detail throughout the Compensation Discussion and Analysis, and based on Company performance in 2012, the Committee believes that 2012 executive compensation was reasonable and appropriate.

Setting Compensation

In addition to its annual review of executive compensation, the Committee periodically retains an independent compensation consultant to review the Company’s executive compensation.  The Committee also employs several tools to set executive compensation targets that meet the Company’s objectives.  The compensation program was updated during 2009 with the assistance of Hewitt, a leading compensation consulting firm, and the Committee chose to generally adhere to the guidance presented at that time in setting 2012 compensation.  In January 2012, the Committee selected Total Rewards Strategies to provide independent executive compensation advisory services during 2012 and in setting executive compensation for 2013, details of which are discussed under “Compensation Decisions for 2013”.  The independent compensation consultant reported directly to the Committee and provided no other services to the Company.  The Committee uses the following tools to set compensation:

•	Assessment of individual performance.

o
At the beginning of each year, the Committee meets with the CEO to review and approve performance objectives for the upcoming year for the CEO and the other NEOs.  After the end of the year, the CEO delivers to the Committee individual performance evaluations and compensation recommendations for each NEO.  The Committee determines compensation adjustments for each NEO based on a variety of factors, such as a competitive compensation analysis, the CEO’s and the Committee’s assessment of individual performance in light of pre-established performance objectives, the Company’s performance, and the Committee’s judgment based on the NEO’s interactions with the Board.

o
After the end of the year, the CEO presents to the Committee a self-assessment of his performance for the year based on his established performance objectives.  The Committee conducts a confidential review of the CEO’s performance for the previous year and discusses and recommends to the independent directors any compensation adjustment for the upcoming year based on the competitive compensation analysis, its assessment of the CEO’s performance in light of the pre-approved performance objectives, the Company’s performance, and the level of CEO compensation relative to the other NEOs.

•	Assessment of Company performance.

o
In addition to each NEO’s individual performance, the Committee also considers the Company’s overall performance in determining executive compensation.  When evaluating the relationship between the CEO’s pay and Company performance, the Committee considers both reported pay (as reflected in the Summary Compensation Table) and realized pay for the CEO in recent years.

•	Compensation benchmarking.

The Committee reviews NEO compensation against external references to determine the appropriateness of compensation.  The Committee does not use particular formulas or specific positions within a range to determine compensation levels reflecting the responsibilities of a particular officer position but instead uses external comparisons to provide a point of reference.  The external references may include peer group analysis (see below) and/or commercially available, broad-based, comparative market compensation survey reports developed by independent professional organizations (collectively, the "Survey Reports"). The Survey Reports cover a significant number of companies across a broad range of industries.  To support the Committee’s review and evaluation, management, and if applicable, an independent compensation consultant, provides the Committee with information drawn from the Survey Reports.

o
The Committee recognizes that we compete locally and nationally for talent with companies much larger than those included in our compensation peer group.  These larger companies aggressively recruit for the best qualified talent in particularly critical functions.  As a result, to attract and retain talent, the Committee may from time to time determine that it is in the best interests of our Company and stockholders to provide compensation packages that deviate from targeted pay levels.

Executive Compensation for 2012

Overview

Program Elements

The 2012 executive compensation program consisted of:

•	Base salaries;

•	Short-term cash incentive awards, based on achieving clearly-defined financial targets; and

•
Long-term incentive awards that consist of stock options, RSUs, and performance-based cash awards that are based on the achievement of financial performance goals.  To focus our executives on the Company’s long-term sustainable performance, a significant share of our executive compensation is weighted with long-term incentives.

Target Percentages

The Committee generally sets the executive officers’ short-term and long-term incentive target percentages based on the targets that correspond with their internal job grades.  In 2012, we made no changes to the alignments between our internal job grade structure and incentive target percentages.  The chart below shows 2012 compensation at 100% of target versus actual or realized compensation for each NEO.  Realized compensation includes the value of RSUs that vested during the period and stock options that were exercised during the period.  We believe it is important to consider realized pay because it represents actual compensation.

The following realized compensation amounts shown in the table below are the same in the Summary Compensation Table: base salary, short-term cash incentive awards, performance-based cash awards, and other long-term incentive awards.

2012 Target and Realized Compensation (in $000s)

Leedle
Realized
See Note 1
$1,559
Target
$3,883
Lumsdaine
Realized
$369
Target
$1,103
Choueiri
Realized
$1,270
Target
$1,433
Farris
Realized
$1,200
Target
$1,200
Flipse
Realized
$231
Target
$419
Cox
Realized
$1,321
Target
$1,289
Base earnings
Short-term incentives
Performance-based cash (2)
Other long-term incentive (3)
Stock options (4)
RSUs (4)
Performance-based

(1)
Relates to the exercise of stock options granted to Mr. Leedle before he became CEO in 2003.  These stock option awards were approaching expiration on the date they were exercised in 2012.  Mr. Leedle retained ownership of the shares of Common Stock issued as a result of the exercise of such stock options.

(2)
For each NEO, the target compensation consists of his or her 2012 performance-based cash award calculated as a component of such executive’s total LTI target percentage as shown in the table on page 35.  The realized compensation for each NEO consists of performance-based cash earned by the executive during 2012 as reported in the Summary Compensation Table.

(3)	Other long-term incentive applies to Mr. Farris only. See description of this long-term incentive award on page 38.
(4)
For each NEO, the target compensation consists of his or her 2012 equity award calculated as a component of such executive’s total LTI target percentage as shown in the table on page 35.  It does not include the performance equity award for Mr. Leedle described on page 35 (having a grant-date fair value of approximately $500,000) or promotional LTI awards granted to Ms. Flipse and Mr. Choueiri, having grant date fair values of approximately $166,000 and $285,000, respectively.  The realized compensation for each NEO consists of the value of RSUs that vested during the period and stock options that were exercised during the period.  Mr. Cox’s RSUs vested in July 2012 in accordance with the terms of his separation agreement described on page 53.

Compensation Decisions for 2012

In determining 2012 compensation for our NEOs, the Committee employed the executive compensation structure from 2011 as a reference point together with an assessment of (i) individual performance, responsibilities, expectations and contributions of each NEO, (ii) the competitiveness of the Company’s executive compensation and (iii) overall Company performance.  In general, and based on the methodology described in the “Compensation Benchmarking” section, the Committee believes compensation levels for NEOs are market competitive.  An analysis of the components of 2012 executive compensation is described in detail below.

    As previously noted, before a majority of our stockholders voted against our say on pay proposal at the 2012 Annual Meeting of Stockholders, the Committee had already made many of its decisions for 2012 executive compensation that are now being reported in this Proxy Statement.  Then, as a result of the negative say on pay vote at the 2012 Annual Meeting of Stockholders, feedback from our stockholders, and the Committee’s ongoing efforts to ensure that our executive compensation strategies are aligned with our compensation philosophy and the Company’s long-term performance, the Committee made a number of changes to the executive compensation structure for 2013 with input from its independent compensation consultant.

Base Salary

As discussed above, in setting base salaries for 2012, the Committee took into account several factors: individual and Company performance, prior year’s salary, responsibilities, salaries paid by comparable companies for comparable positions, CEO recommendations, and internal pay equity within the Company’s overall pay scale.  In addition, the Committee also considered the Company’s 2012 budget for salary increases, which had been established at 0% based on the Company’s 2011 performance and the Company’s expected 2012 performance.  The objective of establishing a budget for salary increases is to allow salary increases to retain, motivate, and reward successful performers while maintaining affordability within the Company’s business plan.  Individual pay increases can be higher or lower than budgeted depending on individual performance and changes in responsibilities, but aggregate increases must stay within the budget for salary increases.  In accordance with the overall budget for salary increases as well as the Committee’s belief that current base salaries were competitive based on the results of the compensation benchmarking process discussed earlier, Mr. Leedle and Mr. Farris did not receive salary increases for 2012; in fact, Mr. Leedle’s salary has remained at the same level since 2009.  Base salaries for Mr. Lumsdaine, Mr. Choueiri, Ms. Flipse, and Mr. Cox reflected their increased responsibilities in 2012.  Mr. Lumsdaine and Mr. Cox each assumed responsibility for additional groups and functions within the organization, while Mr. Choueiri and Ms. Flipse were promoted into new roles.

Annualized Base Salary ($000s)

Name	2012 Average Base Salary	2011 Base Salary	Percentage Increase

Ben R. Leedle, Jr.	$712	$712	0%
Alfred Lumsdaine(1)	$345	$325	6%
Peter Choueiri (2)	$409	$348	18%
Michael Farris	$700	$700	0%
Mary Flipse (3)	$231	$200	16%
Thomas Cox(4)	$461	$425	8%

(1)	Mr. Lumsdaine’s salary increased from $325,000 to $350,000 in February
2012 in connection with his additional responsibilities.
(2)	Mr. Choueiri was hired in June 2011 as COO, International and was promoted to President, International in January 2012. Mr. Choueiri is paid in Euros.  Estimated salary in dollars is based on the average conversion rate for each year as calculated using the first and last business days of the year.
(3)	Ms. Flipse’s salary increased from $200,000 to $225,000 in February
2012 and to $252,500 in July 2012 in connection with her promotions to
Director, Corporate Counsel and then to General Counsel.
(4)	Mr. Cox’s annual salary increased from $425,000 to $467,500 in February
2012 in connection with his additional responsibilities.

Short-term Cash Incentives (“Bonuses”)

We offer short-term cash incentive awards to NEOs to align their annual compensation with the Company’s financial objectives for the current year.  Following are the key components of the short-term (annual) cash incentive program for 2012:

•	Bonus Target Percentages

Bonus targets (expressed as a percentage of base salary) were set based on target percentages that correspond with each NEO’s internal job grade.  Bonus targets did not change between 2011 and 2012 for any NEO who held the same position during that time.  The Committee believes the bonus targets are market competitive and that they establish the appropriate level of annual pay at risk and drive the achievement of annual performance goals.

Bonus Targets (as a percentage of base salary)

Name	2012	2011

Ben R. Leedle, Jr.	70%	70%
Alfred Lumsdaine	50%	50%
Peter Choueiri	50%	50%
Michael Farris (1)	0%	0%
Mary Flipse	38%(2)	30%
Thomas Cox	55%	55%

(1)	Not eligible to participate in short-term cash incentive
program due to a separate three-year incentive award
described below.
(2)	Blended rate. Bonus target was 30% through February
2012, 35% for March through July 2012, and 45% thereafter.

•	Bonus Performance Measures

The Committee implemented a new short-term cash incentive structure for 2012 that contained two metrics.  The NEOs were eligible to begin earning a short-term cash incentive award when (i) the Company met or exceeded the 2012 budgeted earnings per share (“EPS”) of $0.46 and (ii) the 2013 revenue run rate was at least $745.8 million.  The 2013 revenue run rate was equal to expected revenue in 2013 from new, renewed, or existing customers as of the end of 2012.  Because we did not achieve our 2012 budgeted EPS of $0.46 or our 2013 revenue run rate target, the NEOs earned no 2012 bonuses.  The table below illustrates the 2012 bonus targets and payouts.

Bonus Payouts for 2012 ($000s)

Name	2012 at Target	2012 Payout

Ben R. Leedle, Jr.	$499	$0
Alfred Lumsdaine	$173	$0
Peter Choueiri	$205	$0
Michael Farris (1)	n/a	n/a
Mary Flipse	$88	$0
Thomas Cox	$156	$0

(1)	Not eligible to participate in short-term cash incentive
program due to a separate three-year incentive award

described below.
(2)	Pro-rated through separation date of July 31, 2012.

Long-term Incentives (“LTI”)

The Committee believes that our long-term incentive compensation is a key component of our retention strategy and is integral to our ability to achieve our performance goals.  Long-term incentive awards are generally granted annually to eligible employees, including our NEOs.  LTI awards are typically made during the first quarter after the Committee has had the opportunity to review the previous year’s full year results, expected performance for the current year, and the Company’s long-range business plan.  Awards are granted on the date of the Committee’s approval. In 2012, the Committee granted LTI awards on February 21, 2012.

•	LTI Mix.

As described above, one of our key compensation objectives is to provide long-term incentive compensation to strengthen and align the interests of our NEOs with our stockholders.  To meet this objective, the Committee determined that in 2012 LTI for our NEOs would include a combination of stock options (including, with respect to Mr. Leedle, the performance equity award as described on page 35), RSUs, and performance-based cash awards as indicated below.  The table below summarizes the incentives, the objective for using each of the incentives to align the interests of the NEOs and the stockholders, and the incentive mix for both the Company and our 2013 Peer Group (as defined on page 40).

          Long-Term Incentive Mix

Incentive	Objective	Approximate Percentage of LTI Award Value
		Healthways’ 2012 Awards	2013 Peer Group’s 2011 Awards
Stock options	Encourage executive retention and promote share price appreciation	25%	37%
Restricted stock units	Encourage executive retention, promote share price appreciation, and minimize stockholder dilution	25%	41%
Performance-based cash awards	Encourage executive retention and align executives with the Company’s financial goals	50%	22%

The percentages indicated in the table above do not reflect the mix of LTI granted to Mr. Leedle (due to the performance equity award granted to Mr. Leedle during 2012 as described on page 35) or granted to Mr. Choueiri and Ms. Flipse (due to promotional equity grants made to each of them in 2012).  In addition, Mr. Choueiri received 100% of his 2012 LTI award in the form of performance-based cash.

As shown above, 75% of the total LTI awards to our NEOs for 2012 were performance-based (consisting of stock options and performance-based cash awards), compared to 59% of the total LTI awards granted in 2011 by our 2013 Peer Group (as defined on page 40).

•	LTI Target Percentages.

LTI targets (expressed as a percentage of base salary) were set based on target percentages that correspond with each NEO’s internal job grade.  The LTI targets did not change between 2011 and 2012 for any NEO who held the same position during that time.  Mr. Farris currently is not eligible to participate in our standard LTI program due to a separate three-year incentive that began in 2012, as discussed below.  The Committee believes the LTI targets are market competitive and that they establish a high level of pay at risk and drive the achievement of the Company’s long-term performance goals.

LTI Targets (as a percentage of base salary;
at time of annual award in February)

Name	2012	2011

Ben R. Leedle, Jr. (1)	375%	375%
Alfred Lumsdaine	180%	180%
Peter Choueiri (2)	200%	(2)
Michael Farris (3)	0%	0%
Mary Flipse (4)	50%	50%
Thomas Cox	200%	200%

(1)	Does not include the Performance Award described
below.
(2)	During 2012, Mr. Choueiri’s LTI target was 200%, which
was granted in the form of performance-based cash award.
In addition,he received a promotional equity grant in January
2012 in connection with his promotion to President, Healthways
International, which was not part of his 200% target.  During
2011, Mr. Choueiri participated in an LTI program in which
he earned LTI awards based on the achievement of a fixed
percentage of revenue growth in the international business.
(3)	Not eligible to participate in standard LTI program due to
a separate three-year incentive award described on page 38.
(4)	Ms. Flipse received a promotional equity grant in July 2012
that was in addition to her 50% LTI target.  Her 2011 target represents the target at her time of hire in August 2011.

•	Stock Options and Restricted Stock Units

On February 21, 2012, the Committee granted the NEOs stock options and RSUs, each pursuant to the 2007 Plan.  The stock options and RSUs vest 25% per year on each of the first four anniversaries of the grant date.

For all awards other than the performance equity award granted to Mr. Leedle described below, the exercise price or value of stock options and RSUs, as applicable, was equal to the fair market value of our Common Stock at the time of the grant, as determined based on the closing stock price on the grant date.

The Committee may also approve additional equity-based awards in certain special circumstances, such as upon an officer’s initial employment with the Company, the promotion of an officer to a new position or in recognition of special contributions made by an officer.

•	Performance Equity Awards to Mr. Leedle

In late 2011, the Committee considered the Company’s business strategy and the management team it believed was best able to execute that strategy and create long-term value for the Company’s stockholders.  The Committee determined that it was critical to provide additional performance and retention incentives to Mr. Leedle given the Committee’s belief that Mr. Leedle is uniquely positioned to lead the Company through the current transformational period in the healthcare industry that is largely due to the changes resulting from healthcare reform.  As a result of its consideration of this issue, the Committee determined to grant Mr. Leedle performance awards in the form of options to purchase an aggregate of 500,000 shares of the Company’s Common Stock which consisted of a performance award granting Mr. Leedle the right to purchase 365,000 shares granted in November

2011 and a performance award granting Mr. Leedle the right to purchase 135,000 shares granted in February 2012 (the “Performance Awards”).

Stock options granted as part of the Company’s long-term incentive program have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and vest 25% per year on each of the first four anniversaries of the grant date.  The Performance Awards however, were structured to require a significant increase in the Company’s Common Stock price from the grant date value before they would provide any value to Mr. Leedle as a performance incentive and to provide for a longer-term retention incentive through a longer vesting period.  Accordingly, each Performance Award is a premium-priced option that vests every two years following the grant date over a total period of six years (30%, 30%, and 40%, respectively), and has an exercise price of  $9.96, which represented a 42% premium above the closing price per share of the Company’s Common Stock on November 3, 2011 and a 33% premium above the closing price per share of the Company’s Common Stock on February 21, 2012.   The exercise price was consistent with the exercise price of a retention-based discretionary award granted to key employees in December 2010, in which Mr. Leedle did not participate.  The Committee believes that the Performance Awards align the long-term interests of Mr. Leedle with the long-term interests of the Company’s stockholders.

As a result of the Performance Awards, a substantial portion of the compensation reflected in the Summary Compensation Table represents an incentive for future performance, not current cash compensation.  The Performance Awards were not granted by the Committee as part of the 2011 or 2012 compensation decisions, but rather in light of the evaluation late in 2011 of the Company’s business strategy and the management team needed to implement it over the next several years.  The Performance Award only has value if, at or after the vesting dates, the price of the Company’s Common Stock has appreciated from the exercise price set by the Committee at the time of the grant.

2012 Equity Awards

The following table sets forth equity awards made to the NEOs in 2012:

Name	Stock Options	Exercise Price	RSUs	Performance Award	Exercise Price

Ben R. Leedle, Jr.	150,000	$7.47	75,000	135,000	$9.96
Alfred Lumsdaine	35,701	$7.47	19,578	n/a	n/a
Peter Choueiri (1)	25,000	$7.27	25,000	n/a	n/a
Michael Farris (2)	n/a	n/a	n/a	n/a	n/a
Mary Flipse (3)	10,000	$9.29	10,000	n/a	n/a
Thomas Cox	51,873	$7.47	28,447	n/a	n/a

(1)	Mr. Choueiri received a promotional equity grant in January 2012 in connection with his promotion to President, Healthways International.
(2)	As previously noted, Mr. Farris currently is not eligible for LTI grants due to a separate three-year incentive award described below.
(3)
Due to her position at the time of the annual grant in February 2012, Ms. Flipse was not eligible to receive equity awards (she received 100% performance-based cash).  However, she received an equity grant in July 2012 in connection with her promotion to General Counsel.

•	Vesting.

The stock options and RSUs are subject to the terms of the 2007 Plan and the individual award agreements.  The Committee believes that the equity grants reflect the Company’s long-term strategy and market practices.  With the exception of the Performance Award granted to Mr. Leedle, stock options vest 25% per year on each anniversary of the grant date and expire ten years from the date of grant.  RSUs vest 25% per year on each anniversary of the grant date.  The Performance

Award granted to Mr. Leedle vests 30% on the second anniversary of the grant date, 30% on the fourth anniversary of the grant date, and 40% on the sixth anniversary of the grant date, and expires 10 years from the date of grant.

Generally, all equity awards granted to NEOs fully vest in the event of a change in control, death, disability or early or normal retirement (each as defined in the 2007 Plan).  In addition, as provided in our employment agreements with the NEOs, in the event the NEO’s employment is terminated without cause or if the NEO resigns for good reason (as defined in his/her employment agreement), the equity awards would accelerate and fully vest.  For a detailed discussion of potential severance and change of control benefits, see “Potential Payments Upon Termination or Change in Control of the Company,” beginning on page 53.

•	Performance-based Cash Awards - Domestic

For all NEOs except Mr. Choueiri, performance-based cash awards are cash-based grants with three forward-looking one-year performance periods.  As the healthcare industry in which we operate is undergoing significant transformational change, including healthcare reform, it is difficult to set multi-year targets as growth in revenue and earnings may not be linear.  Each one-year period provides the NEO with the opportunity to earn up to one-third of the total amount granted, as illustrated below, provided that certain performance metrics pre-approved by the Committee are achieved.  If performance metrics are not achieved in a given one-year performance period, the portion of the award attributable to that performance period is forfeited and cannot be realized in a later performance period.  If the Company exceeds its performance metrics, the NEOs could receive awards in excess of such amounts (unlike for 2013, there were no caps on the amounts the NEOs could have received for 2012).  As part of the Company’s retention strategy, awards earned do not vest and are not paid until the third anniversary of the grant date.

The table below illustrates that the 2012 performance period includes year three of the 2010 grant, year two of the 2011 grant and year one of the 2012 grant.  For 2012, if domestic EPS reached $0.45, then 50% of earnings in excess of $0.45 would be allocated to a performance-based cash pool, which would then be allocated in order to each performance-based cash grant as follows: (1) to the 2012 grant, (2) to the 2011 grant, and (3) to the 2010 grant.  Based on 2012 domestic EPS of $0.23, the target of $0.45 was not achieved, and therefore, the NEOs did not earn any domestic performance-based cash awards in 2012.

Domestic Performance-based Cash Awards

Portion of Grant to be Measured in Each Year
Year of Grant	2010	2011	2012	2013	2014

2010	33 1/3%	33 1/3%	33 1/3%
2011		33 1/3%	33 1/3%	33 1/3%
2012			33 1/3%	33 1/3%	33 1/3%

•	Performance-based Cash Awards - International

Mr. Choueiri’s performance-based cash award for 2012 had a one-year measurement period and was based on achieving international EPS of $0.00 for 2012.  Based on 2012 international EPS of $0.01, Mr. Choueiri earned 100% of his performance-based cash award.

The table below illustrates the performance-based cash grant for each NEO in 2012 and the amounts earned in 2012 for each of the 2010, 2011, and 2012 performance-based cash awards.

2012 Performance-based Cash ($000s)

Name	2012 Grant	2010, Yr 3 Amount Earned	2011, Yr 2 Amount Earned	2012, Yr 1 Amount Earned

Ben R. Leedle, Jr.	$1,497	$0	$0	$0
Alfred Lumsdaine	$293	$0	$0	$0
Peter Choueiri (1)	$819	n/a	n/a	$819
Michael Farris (2)	n/a	n/a	n/a	n/a
Mary Flipse (3)	$123	n/a	$0	$0
Thomas Cox	$425	$0	$0	$0

(1)	Mr. Choueiri was hired in June 2011 and did not receive a performance-based cash grant in 2010. His performance-based cash grants for 2011 and 2012 had a one-year measurement period.
(2)
As previously noted, Mr. Farris became an employee of the Company in August 2011 and currently is not eligible for the long-term incentive grants due to a separate three-year incentive award described below.

(3)	Ms. Flipse was hired in August 2011 and did not receive a performance-based cash award in 2010.

•	Long-term Incentive for Mr. Farris

Mr. Farris became an employee in August 2011 in connection with the Company’s acquisition of Navvis & Company.  Under the terms of his employment agreement, he is eligible to receive incentive compensation based on achieving annual targets for each of 2012, 2013, and 2014.  If he achieves the annual targets, he is entitled to receive a one-time incentive payment of $1.5 million in January 2015.  Mr. Farris fully achieved his annual target for 2012, which was based on the Company entering into a specific new, long-term contract with a health system.

Stock Retention Guidelines

In an update to our broad-based compensation structure and to ensure continued alignment of the interests of our NEOs and our stockholders, in May 2010, the Board amended our officer stock retention guidelines that had been in place since 2005.   As amended, the guidelines require NEOs to maintain a minimum ownership in the Company’s stock calculated as a multiple of their base salary equal to the amount of the LTI target aligned with their job responsibility (at least 3.75 times base salary for Mr. Leedle, 1.8 times base salary for Mr. Lumsdaine, 2 times base salary for Mr. Choueiri and Mr. Farris, and 1.2 times base salary for Ms. Flipse).  NEOs must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and upon the vesting of all RSUs granted until they achieve the required multiple of base salary.  All NEOs are currently in compliance with the guidelines.  NEOs who do not comply with the guidelines may not be eligible for future equity awards.

Retirement Plans

•	401(k) Plan

The Committee believes that an important aspect of attracting and retaining qualified individuals to serve as NEOs involves providing a means to save for retirement.  As part of the Retirement Savings Plan (the “401(k) Plan”), which is based on a calendar year, the Company matches 52 cents of each dollar of a participant’s voluntary salary contributions (up to a maximum of 6% of base salary).  The annual maximum participant voluntary salary contribution is established by the Internal Revenue Service and was $16,500 for each of 2010 and 2011 and $17,000 for 2012, plus a $5,500 “catch-up” contribution limit for those over 50 years old.  Approximately 29% of the Company’s matching contribution is in the form of shares of the Company’s Common Stock.  All Company matching contributions to the 401(k) Plan vest ratably over five years of service with the Company and are payable pursuant to the provisions of the 401(k) Plan.  All of the NEOs are eligible to participate in the 401(k) Plan except for Mr. Choueiri.

•	Capital Accumulation Plan (“CAP”)

The CAP is a nonqualified deferred compensation plan in which certain domestic employees and all of the NEOs are eligible to participate  (except for Mr. Choueiri).  On behalf of CAP participants, the Company contributes (1) a mandatory contribution, which is a percentage of the participant's voluntary salary deferrals into the CAP, and (2) a discretionary contribution, which is earned if the Company achieves pre-established performance targets for the year.

For 2012, each CAP participant was eligible to voluntarily defer up to 10% of base salary.  The Company’s mandatory contribution was 52 cents for each dollar of the participant’s voluntary salary contributions up to 6% of base salary; provided, however, that the aggregate of the Company’s mandatory contribution under the CAP and the Company’s matching contributions under the 401(k) Plan cannot exceed 52% of 6% of the participant’s base salary for the year.

The Company’s discretionary contribution may range between 0% and 10% of a participant’s base earnings for 2012, depending on the Company’s performance against pre-established performance targets.  For 2012, the Company’s discretionary contribution began at domestic EPS of $0.45.  Based on actual 2012 domestic EPS of $0.23, the Company made no discretionary contribution to the CAP for 2012.

The Company's contributions to the CAP vest equally over four years from the effective date of the contribution, and vested amounts are paid out upon the earliest of (1) one year following termination of employment, (2) one year following normal or early retirement, as defined in the 2007 Plan, (3) 90 days following death or disability, or (4) a date selected prior to the beginning of each CAP year by the employee, but in no event will this selected date be earlier than four years from the beginning of the CAP year.  In certain instances, payments upon termination of service may be delayed six months pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.  CAP account balances earn interest at a rate equal to the prevailing prime rate of interest plus 1% as of November 1 of each year for the succeeding calendar year.  The CAP is not funded and is carried as an unsecured obligation of the Company.

Severance and Change in Control Benefits

The Committee believes that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers.  These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry.  The Committee also believes that a change in control arrangement provides an appropriate level of security to an executive that will likely reduce the reluctance of that executive to pursue a change in control transaction that could be in the best interests of our stockholders.  Although the Committee independently reviewed the potential severance and change in control payments in light of their reasonableness as part of negotiating the employment agreements with our NEOs, the Committee typically does not consider the value of potential severance and change in control payments when assessing annual compensation because severance payments as a result of a change of control are contingent in nature and have primary purposes unrelated to ordinary compensation.  In connection with NEO employment agreements, the Committee assessed the reasonableness of potential severance and change in control payments.  For a detailed discussion of potential severance and change in control benefits as well as an estimate of the amounts that would have been payable had they been triggered as of the end of 2012, see “Potential Payments Upon Termination or Change in Control of the Company,” beginning on page 53.

Perquisites and Other Benefits

    The Company may pay relocation expenses as needed, either in the form of reimbursement or a lump sum payment, to NEOs who relocate to the Nashville, Tennessee area in order to assume their positions with the Company and may make tax gross up payments to such officers to cover the associated income taxes.  No such payments were made to NEOs during 2012.  NEOs (except for Mr. Choueiri) are also eligible for benefits generally available to and on the same terms as the Company’s employees who are categorized as exempt for purposes of the Fair Labor Standards Act.  Those benefits include health, disability, dental and life insurance.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct on its tax return compensation over $1.0 million to the CEO, CFO, or any of the other three most highly compensated NEOs serving at the end of the year unless, in general, the compensation is paid pursuant to a plan that is performance-related, non-discretionary, and approved by the Company’s stockholders. The Committee considered the impact of Section 162(m) in setting compensation for 2012 with the goal of providing for compensation that was deductible to the extent permitted, while also providing compensation consistent with the Company’s compensation philosophy and objectives.  The Committee intends to structure performance-based compensation awarded in the future to named executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, the Company cannot assure that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Compensation Decisions for 2013

As noted in the “Executive Summary” section, as a result of the negative say on pay vote at our 2012 Annual Meeting of Stockholders, feedback from our stockholders, and the Committee’s ongoing efforts to ensure that our executive compensation strategies are aligned with our compensation philosophy and the Company’s long-term performance, the Committee made a number of changes to the executive compensation structure for 2013 with input from its independent compensation consultant.

During 2012, our independent compensation consultant conducted a thorough review of our peer group, which resulted in a number of revisions to the companies comprising our peer group.  Our revised peer group consists of the following companies (the “2013 Peer Group”), whose compensation levels were used in setting NEO compensation for 2013.  The independent compensation consultant applied certain criteria in developing our peer group such as industry sector, compensation strategy, and financial metrics.  With regard to revenue and market capitalization, the consultant only evaluated companies with revenue and market capitalization each ranging between $200 million and $2 billion.  The median revenue for 2011 and market capitalization as of July 31, 2012 for companies in our peer group were $559 million and $764 million, respectively.

Accretive Health	Corvel	Merge Healthcare
Advisory Board	eHealth	Metropolitan Health Networks
Allscripts Healthcare Solutions	Ensign Group	Molina Healthcare
AmSurg	Fair Isaac	Providence Service Corp
AthenaHealth	Hanger Orthopedic	Quality Systems
Bio-Reference Labs	HealthStream	Skilled Healthcare
Capella Healthcare	IPC The Hospitalist Company	U.S. Physical Therapy
Centene	MedAssets	Universal American
Computer Programs & Systems	Medidata Solutions	WebMD Health

Consistent with our commitment to disclose 2013 compensation and performance targets, following is a summary of compensation decisions with respect to the NEOs for 2013 that includes those changes (excluding Mr. Cox, who left the Company in July 2012):

•	Base Salary Increases

In establishing base salaries for 2013, the Committee considered the 2013 Company budget for salary increases of 4% as well as each NEO’s performance and responsibilities, CEO recommendations, internal pay equity, pay relative to the market, and date of last salary increase.

Annualized Base Salary ($000s)

Name	2013 Base Salary (effective Feb. 2013)	2012 Base Salary (at end of year)	Percentage Increase	Date of Last Increase

Ben R. Leedle, Jr.	$712	$712	0%	03/2008
Alfred Lumsdaine	$385	$350	10%	02/2012
Peter Choueiri (1)	$425	$409	4%	01/2012
Michael Farris	$700	$700	0%	08/2011
Mary Flipse	$258	$253	2%	07/2012

(1)	Mr. Choueiri is paid in Euros. Estimated salary in dollars for 2012 is based on the average conversion rate for the year as calculated using the first and last business days of the year.  Estimated salary for 2013 is equal to a 4% increase over 2012.

•	Incentive Award Targets

There were no changes to any of the NEOs’ individual short- or long- term incentive targets from the levels established at the end of 2012, except for Mr. Lumsdaine, whose bonus target increased from 50% to 55% and whose long-term incentive target increased from 180% to 200% in conjunction with an increase in his internal salary grade.  For 2013, the Committee set maximum award amounts for the NEOs for both short-term and long-term incentive awards that cap their potential award at 200% of the target award amount.

Short-term and Long-term Incentive Targets for 2013 (as a percentage of base salary)

Name	Short-term Incentive	Long-term Incentive

Ben R. Leedle, Jr.	70%	375%
Alfred Lumsdaine	55%	200%
Peter Choueiri	50%	200%
Michael Farris (1)	0%	0%
Mary Flipse	45%	120%

(1)	Not eligible to participate in short-term or long-term incentive program due to a separate three-year incentive described on page 38.

•	Short-term Cash Incentive Performance Measure

For 2013, the Committee changed the performance metric for short-term cash incentive awards to EBITDA, which will act as the metric for both earning and funding short-term cash incentive awards.

EBITDA provides a specific measure of operating performance and is one of the most prevalent short-term cash incentive metrics used by our 2013 Peer Group.

All employees, including the NEOs, will begin earning short-term cash incentive awards when the Company exceeds EBITDA of $85.5 million. The first $5 million of EBITDA in excess of $85.5 million will be paid as short-term cash incentive awards.  Of the next $5 million of EBITDA, 75% will be paid as short-term cash incentive awards, with the remaining 25% adding to net income.  Thereafter, 50% of each dollar of EBITDA will be paid as short-term cash incentive awards, with the remaining 50% adding to net income.

Mr. Choueiri’s short-term incentive award will function in a similar manner but will be based 50% on total Company EBITDA targets as described above and 50% on EBITDA targets for the international business.

•	Long-term Incentives and Performance Measures

The Committee determined that LTI employing a mix of stock options, RSUs and performance-based cash compensation continues to be a key component of the Company’s ability to attract, retain and motivate executives.  Based on share availability in the 2007 Plan, the Committee has authorized a mix whose value consists of approximately 30% stock options, 20% RSUs, and 50% performance-based cash awards for all NEOs who are eligible for the 2013 annual grant.

Similar to 2012, for all NEOs except Mr. Choueiri (see below), the performance-based cash grant for 2013 will have three forward-looking one-year performance periods.  Each one-year period provides the NEO with the opportunity to earn up to one-third of the total amount granted provided that certain performance metrics pre-approved by the Committee are achieved.  If performance metrics are not achieved in a given one-year performance period, the portion of the award attributable to that performance period will be forfeited and cannot be realized in a later performance period.  For the 2013 performance-based cash grant (year one of the 2013 grant), the performance metric will be total Company revenue growth in 2013 compared to 2012, as illustrated in the table below.  Revenue is one of the most prevalent long-term incentive metrics used by our 2013 Peer Group and provides alignment with our long-term strategy and financial objectives of returning to growth.

Performance-based Cash Award Targets for 2013 Grant

Revenue Growth % (2013 vs. 2012)	2013, Yr 1 Percentage Earned
0-5%	0%
5%	25%	Threshold
9%	50%
11%	75%
13%	100%	Target
22%	200%	Maximum

After achieving the threshold revenue growth of 5%, revenue growth percentages will be prorated between award levels to determine the specific percentage earned (e.g. 10% revenue growth would yield a 62.5% payout).

For year three of the 2011 grant and year two of the 2012 grant, the target will be based on EPS, which is consistent with the type of target for these grants during the prior performance periods.  Specifically, any EPS in excess of $0.37 per share for 2013 will fund the 2011 and 2012 performance-based cash awards up to a maximum payout of 200%.

Mr. Choueiri’s performance-based cash award for 2013 will have a one-year measurement period and will be based on revenue growth targets for the international business.  Beginning in 2014, Mr. Choueiri’s performance-based cash award will be structured in the same way as the other NEOs.

Mr. Farris’ annual target for 2013 under his separate three-year incentive award is to meet or exceed the Company’s 2013 budget for domestic revenue and EPS.

•	Recoupment Policy

As discussed above, in 2013, the Committee adopted a recoupment policy that permits the Committee, in its discretion, to recover incentive-based compensation awarded to our executive officers in the event of a restatement of our financial results or non-compliance with our Code of Business Conduct to the material detriment of the Company.

•	Elimination of Excise Tax Gross-Up

The Committee adopted a policy that any new employment agreements would not contain provisions providing for any Section 280G gross-up payments for excise taxes upon a change in control.

•	Anti-Hedging Policy

The Committee formalized an anti-hedging policy that ensures our directors and officers bear the full risks and rewards of Company stock ownership by prohibiting them from hedging or monetizing transactions to lock in the value of their Company stock holdings and from selling short any Company securities.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed for any purpose, including for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2012.

Respectfully submitted,

William D. Novelli,  Chairman
Alison Taunton-Rigby, Ph.D.
Mary Jane England, M.D.
William C. O’Neil, Jr.

Compensation Committee Interlocks and Insider Participation

During  2012, the Compensation Committee of the Board was composed of Messrs Novelli and O’Neil and Drs Taunton-Rigby and England.  None of these persons has at any time been an officer or employee of the Company or any of the Company’s subsidiaries.  In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board or the Compensation Committee that require disclosure under applicable Commission regulations.

Summary Compensation Table

The following table provides information regarding compensation to our NEOs. The NEOs were not entitled to receive payments that would be characterized as “Bonus” payments for 2012, 2011, or 2010.  As described under “Compensation Discussion and Analysis,” there was a short-term cash incentive award payment that would be characterized as “Non-Equity Incentive Plan Compensation” made to the NEOs in 2010.  There were no such payments made to the NEOs in 2011 or 2012.

Based on the grant date fair value of equity incentive awards and the base salary of the NEOs, “Salary” accounted for approximately 35%, 36%, and 24% of the total compensation of the NEOs in 2012, 2011, and 2010, respectively; equity-based incentive compensation accounted for 37%, 43%, and 33% of total compensation of NEOs in 2012, 2011, and 2010, respectively; and other compensation accounted for 28%, 21%, and 43% of total compensation of NEOs in 2012, 2011, and 2010, respectively.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Stock Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
			(1)	(2)	(3)	(4)
Ben R. Leedle, Jr. President and Chief Executive Officer	2012 2011 2010	$712,400 $712,400 $712,400	$560,250 $667,878 $212,918	$1,113,982 $1,905,223 $931,147	$-- $-- $1,196,352	$27,082 (5) $39,157 $95,636	$2,413,714 $3,324,658 $3,148,453
Alfred Lumsdaine Executive Vice President and Chief Financial Officer	2012 2011	$345,193 $323,353	$146,248 $--	$146,251 $--	$-- $--	$12,791 $11,947	$650,483 $335,300
Michael Farris EVP, Chief Commercial Officer	2012	$700,000	$--	$--	$500,000 (6)	$17,205	$1,217,205
Peter Choueiri (7) President, International	2012	$409,453	$181,750	$102,907	$818,906 (8)	$58,142 (9)	$1,571,158
Mary Flipse Senior Vice President and General Counsel	2012	$230,769	$92,900	$50,946	$--	$46,518 (10)	$421,133
Thomas F. Cox Chief Operating Officer	2012 2011	$283,115 $421,346	$212,499 $--	$212,500 $--	$-- $--	$585,710 (11) $15,315	$1,293,824 $436,661

(1)	Reflects the aggregate grant date fair value of stock awards granted during the respective period.

(2)
Reflects the aggregate grant date fair value of stock option awards granted during the respective period.  For additional detail regarding the assumptions used in the calculation of these fair value amounts, see footnote 13 to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the Commission on March 15, 2013.

Includes Performance Awards granted to Mr. Leedle in November 2011 and February 2012 with grant date fair values of approximately $1.2 million and $0.5 million, respectively, as described on page 35, which were not part of the 2011 or 2012 compensation decisions.

(3)
For all NEOs except Mr. Farris (see footnote 6 below) and Mr. Choueiri (see footnote 8 below), non-equity incentive plan compensation includes short-term cash incentive awards and performance-based cash awards.  Based on Domestic EPS for 2012 and 2011, the NEOs did not earn any short-term cash incentive awards or performance-based cash awards due to the Company not meeting or exceeding established targets.  For 2010, the amounts in the table represent short-term cash incentive awards and performance-based cash awards.

Based on Domestic EPS for 2012 and 2011, the NEOs did not earn any 2012 or 2011 short-term cash incentive  awards.  The short-term cash incentive award attributable to 2010 was paid in  2011.  For 2012, 2011, and 2010, the President and CEO was eligible to receive an award up to 70% of his base salary, the Chief Operating Officer was eligible to receive an award up to 55% of his base salary, the Chief Financial Officer and President, International were eligible to receive awards up to 50% of their base salaries, and the General Counsel was eligible to receive an award up to 38% of her base salary (blended rate; bonus target was 30% through February 2012, 35% for March through July 2012, and 45% thereafter).  For 2012, these short-term cash incentive awards were based upon a comparison of each of (a) our actual EPS and targeted EPS and (b) our actual 2013 revenue run rate and targeted 2013 revenue run rate, as such targeted EPS and targeted 2013 revenue run rate were approved by the Compensation Committee at the beginning of the fiscal year.  Had our performance materially exceeded our targeted EPS and targeted 2013 revenue run rate and the NEO met his or her individual goals and objectives, awards to NEOs could have exceeded the percentages set forth above.

The performance-based cash program consists of a cash-based grant with three forward-looking one-year performance periods, as described more fully on page 37 above.  Based on domestic EPS for 2012 and 2011, the NEOs did not earn any performance-based cash awards.  The amounts in the table for 2010 represent the NEOs’ earnings for year one of the 2010 award and year two of the 2009 award, both of which were based on achievement of 2010 EPS in excess of targets, and were paid in 2012 in respect of the 2009 award and will be paid in 2013 in respect of the 2010 award, respectively.

(4)
The amounts in this column reflect Company contributions to the 401(k) Plan and the CAP (see below), reimbursement for spousal travel, a car allowance and Company contributions to German support funds for Mr. Choueiri (see footnote 9), a retention award for Ms. Flipse (see footnote 10), severance for Mr. Cox (see footnote 11), and insurance premiums we paid with respect to life insurance for the benefit of the NEO.

With regard to the CAP, it includes Company matching contributions earned by the NEO during the fiscal year on his or her deferrals to the CAP during that time, as well as discretionary contributions made to the CAP by the Company on behalf of the NEO for that fiscal year’s financial performance.  The table does not include medical benefits coverage and disability insurance that are offered through programs available to substantially all of our salaried employees.

Based on Domestic EPS for 2012 and 2011, the NEOs did not earn any discretionary contributions under the CAP due to the Company not meeting or exceeding established targets.

For 2010, the table includes discretionary contributions made to the CAP by the Company on behalf of the NEOs based on the Company’s 2010 Domestic EPS as compared to EPS targets set forth for the CAP.  The amount for Mr. Leedle was $71,240.

(5)	Includes Company matching contributions of $14,579 earned by Mr. Leedle during 2012 on his deferrals to the CAP during that time.

(6)
Mr. Farris became an employee of the Company in August 2011 in connection with the Company’s acquisition of Navvis & Company.  Under the terms of his employment agreement, he is eligible to receive incentive compensation based on achieving annual targets for each of 2012, 2013, and 2014.  If he achieves the annual targets, he is entitled to receive a one-time incentive payment of $1.5 million in January 2015.  Mr. Farris fully achieved his annual target for 2012, which was based on the Company entering into a specific new, long-term contract with a health system.

(7)	Mr. Choueiri is paid in Euros. Estimated cash compensation in U.S. dollars is based on the average conversion rate for 2012 using the first and last business days of the year.

(8)
Non-equity incentive plan compensation for Mr. Choueiri includes performance-based cash awards.  Mr. Choueiri’s performance-based cash award is described more fully on page 37 above.  Mr. Choueiri’s performance-based cash award for 2012 had a one-year measurement period and was based on achieving international EPS of $0.00 for 2012.  Based on actual 2012 international EPS of $0.01, Mr. Choueiri earned 100% (approximately $819,000) of his performance-based cash award.

(9)
Includes a car allowance of $15,748 and Company contributions of $42,394 German support funds.  In addition to the standard benefit available to our German management team, the Company contributes an additional 5% in lieu of Mr. Choueiri’s participation in the CAP.

(10)	Includes a retention award of $38,000 granted in February 2012 (prior to Ms. Flipse’s promotion to General Counsel) as part of a broader effort to retain key non-officer employees during 2012.

(11)	Includes severance of approximately $584,000 in accordance with the terms of Mr. Cox’s separation agreement, as more fully described on page 53.

Grants of Plan-Based Awards in 2012

The following table sets forth the plan-based awards granted to the Company’s NEOs during 2012.

Name	Grant Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
						(8)	(8)
Ben R. Leedle, Jr.	STC		$--	$498,680 (3)	(3)
Ben R. Leedle, Jr.	PC		$--	$1,496,768 (4)	(5)
Ben R. Leedle, Jr.	RSU	2/21/12				75,000			$560,250
Ben R. Leedle, Jr.	SO	2/21/12					150,000	$7.47	$614,482
Ben R. Leedle, Jr.	PA	2/21/12					135,000	$9.96 (6)	$499,500
Alfred Lumsdaine	STC		$--	$172,597 (3)	(3)
Alfred Lumsdaine	PC		$--	$292,500 (4)	(5)
Alfred Lumsdaine	RSU	2/21/12				19,578			$146,248
Alfred Lumsdaine	SO	2/21/12					35,701	$7.47	$146,251
Peter Choueiri	STC		$--	$204,727 (3)	(3)
Peter Choueiri	IPC		$--	$818,906 (7)	(5)
Peter Choueiri	RSU	1/18/12				25,000			$181,750
Peter Choueiri	SO	1/18/12					25,000	$7.27	$102,907
Mary Flipse	STC		$--	$88,461 (3)	(3)
Mary Flipse	PC		$--	$122,500 (4)	(5)
Mary Flipse	RSU	7/19/12				10,000			$92,900
Mary Flipse	SO	7/19/12					10,000	$9.29	$50,946
Thomas Cox	STC		$--	$155,713 (3)	(3)

Name	Grant Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
						(8)	(8)
Thomas Cox	PC		$--	$425,000 (4)	(5)
Thomas Cox	RSU	2/21/12				28,447			$212,499
Thomas Cox	SO	2/21/12					51,873	$7.47	$212,500

(1)	STC: Represents cash awards under the short-term cash incentive program discussed in footnote (3) below.
PC:   Represents cash awards under the performance-based cash plan discussed in footnote (4) below.
RSU: Represents RSUs granted under the 2007 Plan.
SO:   Represents stock options granted under the 2007 Plan.
PA:	Represents performance equity award in the form of stock options granted to Mr. Leedle under the 2007 Plan as described on page 35.
IPC:   Represents Mr. Choueiri’s performance-based cash award discussed in (8) below.

(2)	Non-equity incentive plan awards include short-term cash incentive awards and performance-based cash awards (for all NEOs except Mr. Farris), and a long-term performance award (Mr. Farris only).

(3)
Under the 2012 short-term cash incentive program, the CEO was eligible to receive an award up to 70% of his base salary, the Chief Operating Officer was eligible to receive an award up to 55% of his base salary, the Chief Financial Officer and President, International were eligible to receive awards up to 50% of their base salaries, and the General Counsel was eligible to receive an award up to 38% of her base salary (blended rate; bonus target was 30% through February 2012, 35% for March through July 2012, and 45% thereafter).  For 2012, these short-term cash incentive awards were based upon a comparison of each of (a) our actual EPS and targeted EPS and (b) our actual 2013 revenue run rate and targeted 2013 revenue run rate, as such targeted EPS and targeted 2013 revenue run rate were approved by the Compensation Committee at the beginning of the fiscal year.  Had our performance materially exceeded our targeted EPS and targeted 2013 revenue run rate and the NEO met his or her individual goals and objectives, awards to NEOs could have exceeded the percentages set forth above.  Therefore, there was no maximum on the possible payout that could be earned for 2012.  Because we did not achieve our 2012 budgeted EPS or our 2013 revenue run rate target, the NEOs earned no 2012 bonuses.  Therefore, the portion of the amount shown in the “Target” column above was not earned by the NEO and is not included in the Summary Compensation Table.

(4)
As more fully explained in the “Compensation Discussion and Analysis” section of this Proxy Statement, the performance-based cash plan is a cash-based grant with three forward-looking one-year performance periods.  Each one-year period provides the recipient with the opportunity to earn up to one-third of the total amount granted for that plan year, provided that performance metrics pre-approved by the Committee are achieved. If the Company exceeds its performance metrics, the NEOs could receive awards in excess of such amounts.  For the 2012 grant, funding began upon achieving the low end of target performance metrics until 100% funding was achieved.  Upon achieving the high end of target performance metrics, additional funding would occur.  The amounts shown in the “Target” column above represent the aggregate amount that could be earned during the three one-year performance periods (2012, 2013, and 2014).  No amounts were earned by the NEOs during 2012 and thus are not included in the Summary Compensation Table.

(5)	There is no maximum amount that could be earned for 2012.

(6)
As described previously, to further the performance nature of Mr. Leedle’s Performance Award, this award was issued at an exercise price of $9.96, which was approximately 33% above the closing stock price of $7.47 on February 21, 2012.  The exercise price was consistent with the exercise price of a retention-based discretionary award granted to key employees in December 2010, in which Mr. Leedle did not participate, and the performance equity award granted to Mr. Leedle in November 2011.  For a further discussion of these performance equity awards, see page 35.

(7)
Non-equity incentive plan compensation for Mr. Choueiri includes performance-based cash awards.  Mr. Choueiri’s performance-based cash award is described more fully on page 37.  Mr. Choueiri’s performance-based cash award for 2012 had a one-year measurement period and was based on the achievement of international EPS targets.  Based on actual 2012 international EPS, Mr. Choueiri earned 100% of his performance-based cash award.

The target amount shown in the table above represents the actual amount earned by Mr. Choueiri under his performance-based cash award during 2012 and is reflected in the Summary Compensation Table.

(8)	Awards were granted under the 2007 Plan.

Compensation Programs for Fiscal 2012

               As reflected in the above Summary Compensation Table and Grants of Plan-Based Awards Table, the primary components of our 2012 compensation programs were base salary, short-term cash incentive compensation, equity awards, performance-based cash awards and awards under retirement plans.  For a detailed discussion of each of these components, see “Compensation Discussion and Analysis” beginning on page 22.

Outstanding Equity Awards at Fiscal Year-End

The following tables provide information with respect to outstanding stock options and RSUs held by the NEOs as of December 31, 2012.

STOCK OPTION AWARDS
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Ben R. Leedle, Jr.	8/27/03 8/24/04 10/2/06 10/8/07 2/12/09 2/24/10 2/28/11 11/3/11 2/21/12 2/21/12	300,000 300,000 39,599 42,721 81,318 51,673 21,109 -- -- --	-- -- -- -- 27,106 (1) 51,673 (1) 63,327 (1) 365,000 (2) 135,000 (2) 150,000 (1)	17.51 26.33 42.69 55.01 11.57 15.44 13.97 9.96 9.96 7.47	8/27/13 8/24/14 10/2/13 10/8/14 2/12/19 2/24/20 2/28/21 11/3/21 2/21/22 2/21/22
Alfred Lumsdaine	8/27/03 8/24/04 2/12/09 2/24/10 12/2/10 2/21/12	9,750 10,000 15,759 6,550 22,500 --	-- -- 5,253 (1) 6,550 (1) 52,500 (2) 35,701 (1)	$17.51 26.33 11.57 15.44 9.96 7.47	8/27/13 8/24/14 2/12/19 2/24/20 12/2/20 2/21/22
Michael Farris	--	--	--	--	--
Peter Choueiri	6/01/11 1/18/12	12,500 --	37,500 (1) 25,000 (1)	$15.83 7.27	6/1/21 1/18/22
Mary Flipse	7/19/12	--	10,000 (1)	$9.29	7/19/22
Thomas Cox	--	--	--	--	--

(1)	Award vests 25% per year on each of the first four anniversaries of the grant date.

(2)	Award vests 30% on the second anniversary of the grant date, 30% on the fourth anniversary of the grant date, and 40% on the sixth anniversary of the grant date.

STOCK AWARDS
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(4)
Ben R. Leedle, Jr.	2/12/09 2/24/10 2/28/11 2/21/12	13,431 (3) 6,895 (3) 35,856 (3) 75,000 (3)	$143,712 73,777 383,659 802,500
Alfred Lumsdaine	2/12/09 2/24/10 12/2/10 2/21/12	2,615 (3) 874 (3) 25,000 (5) 19,578 (3)	$27,981 9,352 267,500 209,485
Michael Farris	--	--	--
Peter Choueiri	6/1/11 1/18/12	18,750 (3) 25,000 (3)	$200,625 267,500
Mary Flipse	7/19/12	10,000 (3)	$107,000
Thomas Cox	-- (6)	-- (6)	-- (6)

(3)	Award vests 25% per year on each of the first four anniversaries of the grant date.

(4)	Market value was calculated by multiplying the number of RSUs in the previous column that have not vested as of December 31, 2012 times the closing stock price on December 31, 2012.

(5)	Award vests on the sixth anniversary of the date of grant.

(6)	The vesting of outstanding stock awards was accelerated to July 31, 2012 in connection with the NEO’s departure from the Company.

Option Exercises and Stock Vested in 2012

The following table provides information regarding the vesting of RSUs and stock options exercised by our NEOs during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Ben R. Leedle, Jr.	200,000	$616,996	28,831	$229,893
Alfred Lumsdaine	--	--	3,051	23,912
Michael Farris	--	--	--	--
Peter Choueiri	--	--	6,250	41,375
Mary Flipse	--	--	--	--
Thomas Cox	--	--	93,640 (1)	1,038,216 (1)

(1)	The vesting of outstanding stock awards was accelerated to July 31, 2012 in connection with the NEO’s departure from the Company.

Nonqualified Deferred Compensation in 2012

Our CAP is a nonqualified deferred compensation plan in which certain domestic employees and all of the NEOs are eligible to participate (except for Mr. Choueiri and Mr. Farris) and are eligible to defer up to 10% of their base salary.  For a further discussion of the CAP, please see page 39.

The following table shows the activity in the CAP for each NEO for 2012 as well as the ending balance as of December 31, 2012.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
	(1)	(2)	(3)
Ben R. Leedle, Jr.	$71,240	$14,579	$27,721	$--	$723,289 (4)
Alfred Lumsdaine	$6,904	$3,001	$4,211	$37,757	$108,494 (5)
Michael Farris	$--	$--	$--	$--	$--
Peter Choueiri	$--	$--	$--	$--	$--
Mary Flipse	$15,769	$497	$212	$--	$16,478
Thomas Cox	$8,493	$--	$8,863	$65,202	$217,556 (5)

(1)	These amounts are included in the Summary Compensation Table in the “Salary” column for 2012.

(2)
These amounts were contributed to the CAP in 2013 but are attributable to 2012.  Such amounts are included in the Summary Compensation Table in the “All Other Compensation” column for 2012.  The Company's contributions to the CAP vest equally over four years from the effective date of the contribution.

(3)
Amounts represent the NEO’s earnings during the period on balances in the CAP.   The earnings during 2012 were not above market, and therefore, no portion of the earnings in this column is included in the Summary Compensation Table.

(4)
Excluding $85,819 reported in the Summary Compensation Table for 2012, the majority of this amount includes amounts previously reported in summary compensation tables contained in the Company’s prior proxy statements as compensation to Mr. Leedle.

(5)	Includes amounts previously reported in summary compensation tables contained in the Company’s prior proxy statements as compensation to Mr. Lumsdaine ($8,912); and Mr. Cox ($39,210).

Employment Agreements

Messrs Leedle and Lumsdaine executed amended and restated employment agreements with the Company on December 21, 2012 and November 30, 2012, respectively.  Ms. Flipse and Messrs. Farris and Choueiri executed employment agreements with the Company on July 29, 2012 and August 31, 2011 (subsequently amended on December 1, 2012), and January 1, 2012, respectively (collectively, the “NEO Employment Agreements”).  The employment agreements of each of Messrs. Leedle and Lumsdaine and Ms. Flipse have an initial term of two years.  Mr. Farris’ employment agreement has an initial term which expires on December 31, 2014.  Mr. Choueiri’s agreement has a continuous, indefinite term in accordance with German law.

Each NEO Employment Agreement provides for an annual base salary as well as participation in all benefit plans maintained by the Company for officers, except that Mr. Choueiri and Mr. Farris do not participate in the CAP.   Base salary payable under the employment agreements of each of Messrs. Leedle, Lumsdaine, and Choueiri and Ms. Flipse is subject to annual review and may be increased by the Board, or a committee thereof, as it may deem advisable.  Under Mr. Farris’ employment agreement, his base salary may be reduced by the CEO if certain annual performance targets are not met.  Under the NEO Employment Agreements, short-term and long-term incentive awards, if any, will be determined by the Board, or a committee thereof comprised solely of independent directors.   The NEO Employment Agreements also provide for potential severance and change of control benefits, which are discussed in detail under “Potential Payments Upon Termination or Change in Control of the Company” below.

Under the terms of his employment agreement, Mr. Farris is eligible to receive incentive compensation based on achieving annual targets for each of 2012, 2013, and 2014.  If he achieves the annual targets, he is entitled to receive a one-time incentive payment of $1.5 million in January 2015.  Due to this three-year incentive award, Mr. Farris is currently not eligible to participate in the short-term cash incentive award program, the standard LTI program, or the CAP.

In addition to the executive benefit plans common to all NEOs, Mr. Choueiri receives a car allowance.  He also receives payments in the amount of 80% of his monthly private health insurance contributions and a payment in the amount of 5% of his monthly gross salary to a German support fund.  This 5% contribution is in addition to the approximate 5% standard benefit available to our German management team and is in lieu of Mr. Choueiri’s participation in the CAP.

Mr. Cox resigned his employment effective July 31, 2012 and executed a severance agreement and general release (the “Severance Agreement”) on June 28, 2012, which terminated his then-existing employment agreement and which provided for a transition period to effectuate an orderly transition of his duties as Chief Operating Officer through October 31, 2012 (the “Transition Period”).  Under the Severance Agreement Mr. Cox was entitled to an aggregate sum of $584,375, representing an amount equal to Mr. Cox’s base salary for a total of 15 months, $116,875 provided Mr. Cox did not revoke the Severance Agreement prior to July 5, 2012 and $467,500 upon completion of the Transition Period.  Mr. Cox was not eligible to participate in any annual incentive awards, performance-based cash awards, long-term incentives or the CAP following July 31, 2012, and the vesting of his unvested awards, including performance-based cash (to the extent earned), RSUs, and the Company’s contributions to the CAP was accelerated to July 31, 2012.  Under the Severance Agreement, Mr. Cox is subject to certain restrictive covenants.

Potential Payments Upon Termination or Change in Control of the Company

All of the NEOs have employment agreements, which contain restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any customers or employees of the Company during the term of employment and for a period up to 24 months thereafter.  The agreements provide that employment may be terminated at any time by the mutual written agreement of the

Company and the executive.  The NEOs’ employment can also be terminated under the following circumstances:

1)
Involuntary for Cause – the Company may, at any time, terminate the employment of a NEO, other than Mr. Choueiri, by delivery of a written notice of termination to the executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following:

a.	continued failure of the executive to substantially perform his or her duties after written notice and failure to cure within 60 days;
b.
conviction of a felony or engaging in misconduct which is materially injurious to the Company, monetarily or to its reputation or otherwise, or which would damage the executive’s ability to effectively perform his or her duties;

c.	theft or dishonesty by the executive;
d.	intoxication while on duty; or
e.	willful violation of Company policies and procedures after written notice and failure to cure within 30 days.

The Company may terminate Mr. Choueiri’s employment immediately for cause in accordance with German law.

2)	Involuntary without Cause – the Company may terminate each NEO’s employment without cause at any time by delivery of a written notice of termination to the executive.

3)
Voluntary without Good Reason – each NEO may terminate his or her employment at any time by delivery of a written notice of resignation to the Company no less than 60 days and no more than 90 days prior to the effective date of such executive’s resignation, except that Mr. Choueiri’s notice period is six months.

4)	Voluntary for Good Reason – the executive may resign by delivery of a written notice of resignation to the Company within 60 days of the occurrence of any of the following events:

a.
for NEOs other than Mr. Choueiri, a material reduction in the executive’s base salary unless such reduction is part of an across the board reduction affecting all Company executives with a comparable title, or, in the case of Mr. Farris, if such reduction occurs pursuant to the terms of his employment agreement;

b.	a requirement by the Company to relocate the executive to a location that is more than 25 miles from the location of the executive’s current office;
c.
in connection with a Change in Control (as defined below), the failure by the successor or the Company’s Board to honor the executive’s employment agreement or offer such executive an employment agreement containing substantially similar or otherwise satisfactory terms;

d.
a material reduction in the executive’s title, or a material and adverse change in executive’s status and responsibilities, or the assignment to executive of duties or responsibilities which are materially inconsistent with the executive’s status and responsibilities;

e.	for Mr. Choueiri, in connection with a Change of Control, his reporting relationship is changed from the CEO of the Company; or
f.	for Mr. Choueiri, a reason for cause as per German law.

Upon receipt of an executive’s written notice that one or more of the above-identified events has occurred, the Company shall have a 60 day period to cure the good reason event. If such event is cured, the executive shall no longer have the right to resign for good reason.

5)
Involuntary without Cause or Voluntary for Good Reason within 12 Months of a Change in Control – a NEO may terminate his or her employment within 12 months of a Change in Control for good reason or the Company may terminate such executive’s employment within 12 months of a Change in Control without cause.

“Change in Control” is defined in each of the NEOs’ employment agreements as any of the following events:

(i)
when any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business),

(ii)
as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of the directors of the Company immediately prior to such transaction, or

(iii)
during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

6)	Disability – each NEO’s employment, other than Mr. Choueiri, may be terminated by either the executive or the Company upon written notice to the other party when:

a.	the executive suffers a physical or mental disability entitling the executive to long-term disability benefits under the Company’s long-term disability plan, if any, or
b.
in the absence of a Company long-term disability plan, the executive is unable, as determined by the Board (or any designated Committee of the Board), to perform the essential functions of the executive’s regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

7)      Death - each NEO’s employment terminates upon his or her death.

Following are the potential payments to be made by the Company to each of the NEOs upon termination or a change in control of the Company.  These benefits are in excess of those usually provided to salaried employees.  The payment amounts assume an effective termination date of December 31, 2012 or the executive’s actual termination date, if earlier.  These amounts include earnings through the effective termination date and are estimates of compensation that would be paid to the NEOs at the time of termination.  The exact amounts of compensation can only be determined on the actual date that each executive separates from the Company.

Vested equity awards and CAP balances are payable at the time of termination.  With the exception of Mr. Leedle, none of the NEOs was eligible for normal or early retirement at December 31, 2012, based on the terms of the equity award agreements and the CAP.

In addition to the Company compensation outlined in the tables below, third party insurance companies will provide life insurance and disability benefits if the NEOs separate for reasons of death or disability.  The Company maintains business travel accident insurance for Mr. Choueiri that provides for a lump sum payout of $1,000,000 upon his death while traveling.  If Mr. Choueiri’s employment had terminated as of December 31, 2012 due to his death for any other reason, his beneficiaries would have received a lump sum payout of approximately $225,000.  If another NEO’s employment had terminated as of December 31, 2012 due to death as a result of natural causes, such executive officer’s beneficiaries would have received a lump sum payout from a third-party insurance provider.  The beneficiaries of Messrs. Leedle, Lumsdaine, and Farris and Ms. Flipse would have received $1,463,000, $700,000, $750,000, and $1,505,000 respectively.  In the event of an accidental death, the beneficiaries for Messrs. Leedle, Lumsdaine, and Farris and Ms. Flipse would have received an additional $1,750,000, $1,700,000, $750,000 and $1,505,000, respectively, in a lump sum payout from a third party insurance provider.

If the NEOs’ employment had terminated as of December 31, 2012 due to disability, each of the NEOs (other than Mr. Choueiri) would have been entitled to receive a monthly benefit of $12,000 until age 67 from a third party.  This benefit could be offset by other sources of income, such as Social Security or other disability benefits.  If Mr. Choueiri’s employment had terminated because of permanent disability as of December 31, 2012, he would have received a lump sum payment upon separation of approximately $338,000 from a third party support fund.  In addition, if in connection with a change in control of the Company compensation to or for the benefit of the executives from the Company constitutes an “excess parachute payment” under section 280G of the Internal Revenue Code (“IRC”), the Company will pay the executives a cash sum equal to the amount of excise tax due under section 4999 of the IRC.

Ben R. Leedle, Jr., President and Chief Executive Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Leedle.

	Involuntary Without				Voluntary
	Cause or Voluntary		Involuntary		Without Good
	For Good Reason		For Cause		Reason
	on 12/31/12		on 12/31/12		on 12/31/12

Cash Severance	$ 1,424,800	(1)	$ -		$ 27,400	(2)
Group Medical Benefits	33,739	(3)	-		649	(2)
Annual Incentive Award	-	(4)	-		-
Performance Cash	509,010	(5)	-		-
Stock Options	854,500	(6)	-		-
Restricted Stock Units	1,403,648	(6)	-		-
Capital Accumulation Plan	709,015	(7)	-		-
Additional Severance	356,200	(8)	356,200	(8)	-
Total	$ 5,290,912		$ 356,200		$ 28,049

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 12/31/12		on 12/31/12		on 12/31/12

Cash Severance	$ 1,424,800	(1)	$ 1,424,800	(9) (1)	$ -
Group Medical Benefits	33,739	(3)	33,739	(3)	-
Annual Incentive Award	-	(4)	-	(4)	-	(4)
Performance Cash	1,952,105	(10)	509,010	(5)	509,010	(5)
Stock Options	854,500	(6)	854,500	(6)	854,500	(6)
Restricted Stock Units	1,403,648	(6)	1,403,648	(6)	1,403,648	(6)
Capital Accumulation Plan	709,015	(7)	709,015	(7)	709,015	(7)
Additional Severance	356,200	(8)	356,200	(8)	-
Total	$ 6,734,007		$ 5,290,912		$ 3,476,173

(1) Represents 24 months of executive's base salary to be paid at regular payroll dates following the executive's termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2) For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3) Represents the Company's portion of premiums for group medical benefits to be paid for 24 months following the executive's termination.

(4) Based on EPS for 2012, the executive did not earn a short-term cash incentive award.  Cash awards under this program, if earned, are based upon a comparison each of (a) our actual EPS and targeted EPS and (b) our actual 2013 revenue run rate and targeted 2013 revenue run rate, as such targeted EPS and targeted 2013 revenue run rate were approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives.  For 2012, the executive was eligible to receive an award up to 70% of his base salary.  Had the Company's performance materially exceeded our targeted EPS and targeted 2013 revenue run rate and the executive met his individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence.  No additional incentive amounts would be paid during the severance period.

(5) Represents amounts earned under the Company's performance-based cash incentive plan, which includes the earned amount for year one of the 2012 award, years one and two of the 2011 award, and years one through three of the 2010 award.  The amount earned for the 2012 portion of such awards was $0.  With the exception of the accelerated vesting due to the termination events described in the table, the performance-based cash award vests on the third anniversary of the grant date.

(6) Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months of a change in control, or (d) because of disability or death, unvested equity awards will vest and become exercisable.  The values in the table are based upon the difference between the Company’s closing stock price on December 31, 2012 of $10.70 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2012.  RSUs have an exercise price of zero.

(7) Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months of a change in control, or (d) because of disability or death, all amounts contributed by the Company to the CAP for the benefit of the executive will vest.  The amount in the table above reflects the executive's aggregate CAP balance as of December 31, 2012, of which $657,785 was vested, and excludes

Company contributions attributable to fiscal 2012, as they were not made until fiscal 2013.  The remaining portion was unvested at December 31, 2012 but would vest upon termination of the executive for the reasons listed in clauses (a) through (d) above.

(8) Assumes execution of full release of claims in favor of the Company.  Represents six months of the executive's base salary to be paid at regular payroll dates following the executive's termination.

(9) Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive's disability.  In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(10) Following a change in control, all amounts granted under the Company’s performance-based cash incentive plan would vest (to the extent not previously forfeited).

Alfred Lumsdaine, Executive Vice President and Chief Financial Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Lumsdaine.

	Involuntary Without				Voluntary
	Cause or Voluntary		Involuntary		Without Good
	For Good Reason		For Cause		Reason
	on 12/31/12		on 12/31/12		on 12/31/12

Cash Severance	$ 525,000	(1)	$ -		$ 13,462	(2)
Group Medical Benefits	25,134	(3)	-		644	(2)
Annual Incentive Award	-	(4)	-		-
Performance Cash	64,519	(5)	-		-
Stock Options	170,814	(6)	-		-
Restricted Stock Units	514,318	(6)	-		-
Capital Accumulation Plan	105,529	(7)	-		-
Additional Severance	175,000	(8)	175,000	(8)	-
Total	$ 1,580,314		$ 175,000		$ 14,106

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 12/31/12		on 12/31/12		on 12/31/12

Cash Severance	$ 525,000	(1)	$ 525,000	(9) (1)	$ -
Group Medical Benefits	25,134	(3)	33,511	(3)	-
Annual Incentive Award	-	(4)	-	(4)	-	(4)
Performance Cash	357,019	(10)	64,519	(5)	64,519	(5)
Stock Options	170,814	(6)	170,814	(6)	170,814	(6)
Restricted Stock Units	514,318	(6)	514,318	(6)	514,318	(6)
Capital Accumulation Plan	105,529	(7)	105,529	(7)	105,529	(7)
Additional Severance	175,000	(8)	175,000	(8)	-
Total	$ 1,872,814		$ 1,588,691		$ 855,180

(1)
Represents 18 months of executive's base salary to be paid at regular payroll dates following the executive's termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3)
Represents the Company's portion of premiums for group medical benefits to be paid for 18 months following the executive's termination.  For termination due to disability, represents the Company’s portion of premiums for group medical benefits to be paid for 24 months following the executive’s termination.

(4)
Based on EPS for 2012, the executive did not earn a short-term cash incentive award.  Cash awards under this program, if earned, are based upon a comparison each of (a) our actual EPS and targeted EPS and (b) our actual 2013 revenue run rate and targeted 2013 revenue run rate, as such targeted EPS and targeted 2013 revenue run rate were approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives.  For 2012, the executive was eligible to receive an award up to 50% of his base salary.  Had the Company's performance materially exceeded our targeted EPS and targeted 2013 revenue run rate and the executive met his individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence.  No additional incentive amounts would be paid during the severance period.

(5)
Represents amounts earned under the Company's performance-based cash incentive plan, which includes the earned amount for year one of the 2012 award, years one and two of the 2011 award,  and years one through three of the 2010 award.  The amount earned for the 2012 portion of such awards was $0.  With the exception of the accelerated vesting due to the termination events described in the table, the performance-based cash award vests on the third anniversary of the grant date.

(6)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months of a change in control, or (d) because of disability or death, unvested equity awards will vest and become exercisable.  The values in the table are based upon the difference between the Company’s closing stock price on December 31, 2012 of $10.70 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2012.  RSUs have an exercise price of zero.

(7)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months of a change in control, or (d) because of disability or death, all amounts contributed by the Company to the CAP for the benefit of the executive will vest. The amount in the table above reflects the executive’s aggregate CAP balance as of December 31, 2012, of which $88,689 was vested, and excludes Company contributions attributable to 2012, as they were not made until fiscal 2013.  The remaining portion was unvested at December 31, 2012, but would vest upon termination of the executive for the reasons listed in clauses (a) through (d) above.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive's base salary to be paid at regular payroll dates following the executive's termination.

(9)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive's disability.  In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(10) Following a change in control, all amounts granted under the Company’s performance-based cash incentive plan would vest (to the extent not previously forfeited).

Peter Choueiri, President, Healthways International

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Choueiri.  Mr. Choueiri is paid in Euros.  Estimated amounts in dollars are based on the average conversion rate for 2012 as calculated using the first and last business days of the year.

	or Voluntary		Involuntary		Within 12 Months of a
	for Good Reason		For Cause		Change in Control
	on 12/31/12		on 12/31/12		on 12/31/12

Cash Severance	$ 614,180	(1)	$ -		$ 614,180	(1)
Medical Benefits	12,980	(2)	-		12,980	(2)
Annual Incentive Award	-	(3)	-		-	(3)
Car Allowance	23,622	(4)	-		23,622	(4)
Performance Cash	-	(5)	-		818,906	(9)
Stock Options	85,750	(6)	-		85,750	(6)
Restricted Stock Units	468,125	(6)	-		468,125	(6)
Long-Term Performance Award	-	(7)	-		77,980	(9)
Non-compete Consideration	788,288	(8)	788,288	(8)	788,288	(8)
Total	$ 1,992,945		$ 788,288		$ 2,889,831

	Disability		Death
	on 12/31/12		on 12/31/12

Cash Severance	$ 614,180	(1)(10)	$ -
Medical Benefits	12,980	(2)	-
Annual Incentive Award	-	(3)	-	(3)
Performance Cash	818,906	(9)	818,906	(9)
Stock Options	85,750	(6)	85,750	(6)
Restricted Stock Units	468,125	(6)	468,125	(6)
Long-Term Performance Award	77,980	(9)	77,980	(9)
Total	$ 2,077,921		$ 1,450,761

(1)	Represents 18 months of executive's base salary to be paid monthly following the executive's termination or disability.

(2)	Represents the Company's portion of the executive’s private health insurance contributions to be paid for 18 months following the executive's termination or disability.

(3)
Based on EPS for 2012, the executive did not earn a short-term cash incentive award.  Cash awards under this program, if earned, are based upon a comparison each of (a) our actual EPS and targeted EPS and (b) our actual 2013 revenue run rate and targeted 2013 revenue run rate, as such targeted EPS and targeted 2013 revenue run rate were approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives.  For 2012, the executive was eligible to receive an award up to 50% of his base salary.  Had the Company's performance materially exceeded our targeted EPS and targeted 2013 revenue run rate and the executive met his individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence.  No additional incentive amounts would be paid during the severance period.

(4)
The executive is entitled to lease a company car with a monthly leasing rate of 1,000 Euros, or receive the equivalent value in cash.  Following a termination without cause, for good reason, or without cause or for good reason within 12 months of a change in control, the executive is entitled to a company car for a period of 18 months following the executive’s termination.

(5)
Mr. Choueiri’s performance-based cash award for 2012 had a one-year measurement period and was based on achieving international EPS of $0.00 for 2012.  Based on 2012 international EPS of $0.01, Mr. Choueiri earned 100% of his performance cash award, or approximately $819,000.  The award vests and is paid ratably over three years on each anniversary of the grant date (one-third of the award vests on each of January 1, 2013, 2014, and 2015).  With the exception of accelerated vesting due to certain termination events described in footnote 9 below, the award would be forfeited upon Mr. Choueiri’s separation from service.

(6)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months of a change in control, or (d) because of disability or death, unvested equity awards will vest and become exercisable.  The values in the table are based upon the difference between the Company’s closing stock price on December 31, 2012 of $10.70 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2012.  RSUs have an exercise price of zero.

(7)
During 2011, Mr. Choueiri was granted a long-term performance award in which he earned a fixed percentage of revenue growth in the international business for 2011.  Based on 2011 revenue growth in the international business, Mr. Choueiri earned an award of approximately $117,000.  This award vests and is paid ratably over three years on each anniversary of the grant date (one-third of the award vests on each of January 1, 2012, 2013, and 2014).  With the exception of accelerated vesting due to certain termination events described in footnote 9 below, the award would be forfeited upon Mr. Choueiri’s separation from service.

(8)
As consideration for the 12-month non-competition and non-solicitation period following Mr. Choueiri’s termination of employment, he is entitled to receive 50% of his most recent remuneration related to certain compensation elements.  The amount in the table equals 50% of his earnings in 2012 related to the following specified compensation elements: base salary, medical benefits, annual incentive award, performance-based cash award, car allowance, and pension fund contributions.

(9)
Mr. Choueiri’s performance-based cash award for 2012 and his long-term performance award for 2011 would fully vest upon a change in control or upon Mr. Choueiri’s death or disability (to the extent not previously forfeited).  The amounts in the table reflect the earned but unvested portion of these awards as of December 31, 2012.

(10)
Although not reflected in this table, if Mr. Choueiri’s disability were work-related, the Company would be reimbursed for approximately 15% of this amount by public and private insurance.  In addition to the amount reflected in this table, in the event of disability, the executive would receive a lump sum of approximately $338,000 from a third party support fund.

Michael Farris, Executive Vice President and Chief Commercial Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Farris.

	Involuntary Without				Voluntary
	Cause or Voluntary		Involuntary		Without Good
	For Good Reason		For Cause		Reason
	on 12/31/12		on 12/31/12		on 12/31/12

Cash Severance	$ 1,050,000	(1)	$ -		$ 26,923	(2)
Group Medical Benefits	25,304	(3)	-		649	(2)
Long-term Incentive Award	500,000	(4)	-		-
Additional Severance	350,000	(5)	350,000	(5)	-
Total	$ 1,925,304		$ 350,000		$ 27,572

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 12/31/12		on 12/31/12		on 12/31/12

Cash Severance	$ 1,050,000	(1)	$ 1,050,000	(6) (1)	$ -
Group Medical Benefits	25,304	(3)	33,739	(3)	-
Additional Severance	350,000	(5)	350,000	(5)	-
Total	$ 1,425,304		$ 1,433,739		$ -

(1)
Represents 18 months of executive's base salary to be paid at regular payroll dates following the executive's termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3)
Represents the Company's portion of premiums for group medical benefits to be paid for 18 months following the executive's termination.  For termination due to disability, represents the Company’s portion of premiums for group medical benefits to be paid for 24 months following the executive’s termination.

(4)
Mr. Farris was granted incentive compensation based on achieving annual targets for each of 2012, 2013, and 2014.  If he achieves the annual targets, he is entitled to receive a one-time incentive payment of $1.5 million in January 2015.  Mr. Farris fully achieved his annual target for 2012, which was based on the Company entering into a specific new, long-term contract with a health system. Following a termination without cause or for good reason, Mr. Farris is eligible to receive a pro-rata portion of this incentive compensation as determined by the Company. The value in the table represents the portion of the incentive compensation that was earned as of December 31, 2012.

(5)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive's base salary to be paid at regular payroll dates following the executive's termination.

(6)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive's disability.  In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.

Mary Flipse, Senior Vice President and General Counsel

The following table shows the potential payments upon termination or a change in control of the Company for Ms. Flipse.

	Involuntary Without				Voluntary
	Cause or Voluntary		Involuntary		Without Good
	For Good Reason		For Cause		Reason
	on 12/31/12		on 12/31/12		on 12/31/12

Cash Severance	$ 378,750	(1)	$ -		$ 9,712	(2)
Group Medical Benefits	25,226	(3)	-		647	(2)
Annual Incentive Award	-	(4)	-		-
Performance Cash	-	(5)	-		-
Stock Options	14,100	(6)	-		-
Restricted Stock Units	107,000	(6)	-		-
Capital Accumulation Plan	15,981	(7)	-		-
Additional Severance	126,250	(8)	126,250	(8)	-
Total	$ 667,307		$ 126,250		$ 10,359

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 12/31/12		on 12/31/12		on 12/31/12

Cash Severance	$ 378,750	(1)	$ 378,750	(9) (1)	$ -
Group Medical Benefits	25,226	(3)	33,635	(3)	-
Annual Incentive Award	-	(4)	-	(4)	-	(4)
Performance Cash	98,334	(10)	-	(5)	-	(5)
Stock Options	14,100	(6)	14,100	(6)	14,100	(6)
Restricted Stock Units	107,000	(6)	107,000	(6)	107,000	(6)
Capital Accumulation Plan	15,981	(7)	15,981	(7)	15,981	(7)
Additional Severance	126,250	(8)	126,250	(8)	-
Total	$ 765,641		$ 675,716		$ 137,081

(1)
Represents 18 months of executive's base salary to be paid at regular payroll dates following the executive's termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3)
Represents the Company's portion of premiums for group medical benefits to be paid for 18 months following the executive's termination.  For termination due to disability, represents the Company’s portion of premiums for group medical benefits to be paid for 24 months following the executive’s termination.

(4)
Based on EPS for 2012, the executive did not earn a short-term cash incentive award.  Cash awards under this program, if earned, are based upon a comparison each of (a) our actual EPS and targeted EPS and (b) our actual 2013 revenue run rate and targeted 2013 revenue run rate, as such targeted EPS and targeted 2013 revenue run rate were approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives.  For 2012, the executive was eligible to receive an award up to 38% of her base salary.  Had the Company's performance materially exceeded our targeted EPS and targeted 2013 revenue run rate and the executive met his individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence.  No additional incentive amounts would be paid during the severance period.

(5)
Represents amounts earned under the Company's performance-based cash incentive plan, which includes the earned amount for year one of the 2012 award, years one and two of the 2011 award,  and years one through three of the 2010 award.  The amount earned for the 2012 portion of such awards was $0.  With the exception of the accelerated vesting due to the termination events described in the table, the performance-based cash award vests on the third anniversary of the grant date.

(6)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months of a change in control, or (d) because of disability or death, unvested equity awards will vest and become exercisable.  The values in the table are based upon the difference between the Company’s closing stock price on December 31, 2012 of $10.70 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2012.  RSUs have an exercise price of zero.

(7)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months of a change in control, or (d) because of disability or death, all amounts contributed by the Company to the CAP for the benefit of the executive will vest. The amount in the table above reflects the executive's aggregate CAP balance as of December 31, 2012, all of which was vested, and excludes Company contributions attributable to 2012 as they were not made until fiscal 2013.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive's base salary to be paid at regular payroll dates following the executive's termination.

(9)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive's disability.  In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(10)	Following a change in control, all amounts granted under the Company’s performance-based cash incentive plan would vest (to the extent not previously forfeited).

Thomas F. Cox, Vice President, Chief Operating Officer

Mr. Cox resigned his employment effective July 31, 2012 and executed the Severance Agreement on June 28, 2012.  Under the Severance Agreement, Mr. Cox received severance of $584,375, representing an amount equal to Mr. Cox’s base salary for a total of 15 months.  The vesting of Mr. Cox’s unvested awards, including performance-based cash awards (to the extent earned), RSUs, and the Company’s contributions under the CAP, was accelerated to July 31, 2012.  Following the acceleration of vesting, the values of Mr. Cox’s performance-based cash awards, RSUs, and CAP as of July 31, 2012 were $84,883, $1,011,366, and $213,165, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission.  Officers, directors and greater than 10% stockholders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to us, we believe that during 2012, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the Commission’s rules.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the Commission.  The vote is advisory, which means that the vote is not binding on the Company, our Board, or the Compensation Committee.  Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will review the voting results in connection with their ongoing evaluation of our compensation philosophy and compensation decisions.

As described more fully under the “Compensation Discussion and Analysis” section beginning on page 22, the Compensation Committee sets and administers the policies that govern compensation of our executive officers, including:

•
Annually evaluating the performance of the CEO and other executive officers and recommending to the independent directors of the Board the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing and recommending for approval to the Board any changes in executive officer incentive compensation plans and equity-based compensation plans; and

•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

The Compensation Committee seeks to assure that compensation paid to the executive officers is fair, reasonable and competitive, and is linked to increasing long-term stockholder value.  Only independent directors serve on the Compensation Committee.

The Compensation Committee believes that our compensation strategies are aligned with our compensation philosophy and Company culture, which places significant value on highly-performing individuals, and that those strategies are effective in promoting individual responsibility for collective long-term success. The Compensation Committee further believes that the design of our compensation strategy aligns employee behavior with our stockholders’ interests.  Please see “Compensation Discussion and Analysis” beginning on page 22 for additional details about our executive compensation programs, including information about the 2012 compensation of our NEOs.

We are asking our stockholders to vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosures.

The Board recommends a vote FOR advisory approval of the resolution set forth above.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, including Rule 10A-3(b)(2) under the Securities Exchange Act of 1934, as amended, and Rule 5605(c)(3) of the NASDAQ listing standards, and our Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint our independent auditors.  The Audit Committee, comprised of independent members of the Board, appointed Ernst & Young LLP, an independent registered public accounting firm, to be our independent auditors for the fiscal year ending December 31, 2013.  Although ratification by stockholders is not a prerequisite to the Audit Committee’s appointment of Ernst & Young LLP, the Board considers the appointment of the independent auditor to be an important matter of stockholder concern and therefore, as a matter of good corporate governance, requests stockholder ratification of this action.  In taking this action, the Audit Committee considered the qualifications of Ernst & Young LLP, the past performance of Ernst & Young LLP since its retention in 2002, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards.  We have been informed that representatives of Ernst & Young LLP plan to attend the Annual Meeting.  Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the stockholders.

If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee is not obligated to appoint other independent public accountants, but will reconsider the appointment.  However, even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may select a different independent public accountant at any time during fiscal 2013 if it determines that such a change would be in the best interests of us and our stockholders.

Each of the Audit Committee and the Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Principal Accounting Fees and Services

The aggregate fees billed for each of the last two fiscal years for professional services rendered to us by our principal accountant are shown in the table below.

Type of Service	Fiscal Year Ended December 31, 2012	Fiscal Year Ended December 31, 2011
Audit Fees	$957,757	$841,267
Audit-Related Fees (1)	1,995	1,995
Tax Fees (2)	73,240	82,593
All Other Fees (3)	--	--
Total	$1,032,992	$925,855

(1)  Audit-Related Fees included subscription fees to an online research tool.

(2)  For the year ended December 31, 2012, tax fees included federal and state tax return compliance and tax advisory services.  For the year ended December 31, 2011, tax fees included review of federal tax return and tax consultation.

(3)  All Other Fees consist of fees for services other than services reported above. For the years ended December 31, 2012 and 2011, no services other than those discussed above were provided by Ernst & Young LLP.

The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining auditor independence.

The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young LLP, our independent registered public accounting firm.  The Audit Committee may delegate its responsibility to pre-approve services to be performed by our independent registered public accounting firm to one or more of its members, but the Audit Committee may not delegate its pre-approval authority to management.

Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of the independent registered public accounting firm's engagement.  Tax and other non-audit services that are not prohibited services, provided that those services are routine and recurring services and would not impair the independence of the independent registered public accounting firm, may also be performed by the independent registered public accounting firm if those services are pre-approved by the Audit Committee.  Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee.  The independent registered public accounting firm must provide detailed back-up documentation to the Audit Committee for each proposed service.  The Audit Committee has pre-approved all audit and non-audit services provided by Ernst & Young LLP.

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed for any purpose, including for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

Audit Committee Report

The Audit Committee of the Board is composed of six directors who are independent directors as defined under applicable law and NASDAQ corporate governance listing standards.  The Board has determined that Messrs. O’Neil and Wills and Drs. Neel, Bisgard, and Taunton-Rigby each qualify as an "audit committee financial expert," as defined by the regulations of the Commission.  During 2012, the Audit Committee met 11 times.  In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting processes and our systems of internal control.  Management has primary responsibility for our financial statements and financial reporting process, including assessing the effectiveness of our internal control over financial reporting.  Our independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles and auditing and reporting on the effectiveness of our internal control over financial reporting.

In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee meets with the independent registered public accounting firm with and without management present to discuss our internal control assessment process, management's assessment with respect thereto, the independent registered public accounting firm's evaluation of our system of internal control over financial reporting and the overall quality of our financial reporting.  The Audit Committee reviewed with the independent registered public accounting firm their fees, audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and discussed and reviewed the results of the independent registered public accounting firm's examination of the financial statements.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2012 with management and the independent registered public accounting firm. The Audit Committee also reviewed and discussed the interim financial information contained in each quarterly earnings announcement and Quarterly Report on Form 10-Q with our Chief Financial Officer and our independent registered public accounting firm prior to public release of that information.  On several occasions during 2012, the Audit Committee reviewed with our independent registered public accounting firm and our internal audit department, management's processes to assess the adequacy of our internal control over financial reporting, the framework used to make the assessment, and management's conclusions on the effectiveness of our internal control over financial reporting.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Commission.

Respectfully submitted,

C. Warren Neel, Chairman

William C. O'Neil, Jr.

Jay C. Bisgard, M.D.

Alison Taunton-Rigby

John A. Wickens

Kevin G. Wills

PROPOSAL NO. 4

DECLASSIFICATION OF THE BOARD

The Board has approved an amendment to our Certificate of Incorporation to phase out the classified structure of the Board and to allow for the annual election of directors.

Article FIFTH of our Certificate of Incorporation currently divides our Board into three classes of directors, each of which is elected for a three-year term. This proposal seeks approval of the amendment to our Certificate of Incorporation to provide that all directors would be elected each year at the annual meeting of stockholders.  If approved by the Company’s stockholders, a Certificate of Amendment to our Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware immediately following the vote of the stockholders at the Annual Meeting and will be effective immediately upon approval by the Secretary of State of the State of Delaware.

If the amendment to our Certificate of Incorporation is approved, the classified structure of the Board would be phased out.  Although current directors, including the Class I directors standing for election at the Annual Meeting, would serve out their full terms, directors would be elected at each annual meeting of stockholders for one-year terms beginning with the 2014 annual meeting of stockholders, such that (a) at the 2014 annual meeting of stockholders, Class II directors, whose terms expire at that meeting, would be elected for a term expiring at the 2015 annual meeting of stockholders; (b) at the 2015 annual meeting of stockholders, Class III directors, whose terms expire at that meeting, would be elected for a term expiring at the 2016 annual meeting of stockholders; and (c) at each annual meeting of stockholders thereafter, all directors would be elected for terms expiring at the next annual meeting of stockholders. This phase-out process would result in the full declassification of the Board by the 2016 annual meeting of stockholders.

The general description of the proposed amendment to our Certificate of Incorporation is qualified in its entirety by reference to the text of form of the Certificate of Amendment to our Certificate of Incorporation attached as Appendix A to this Proxy Statement.

The Board has considered the advantages and disadvantages of the classified board structure, and has unanimously voted to propose to the stockholders that our Certificate of Incorporation be amended to provide that directors be elected annually. In reaching this determination, the Board noted the support for annual elections of directors among our stockholders, as evidenced by the vote at the 2012 annual meeting of stockholders in favor of a non-binding stockholder proposal calling for annual election of directors.

The affirmative vote of a majority of the outstanding shares is required in order to approve the amendment to our Certificate of Incorporation.  Abstentions and broker non-votes will have the same effect as votes cast against this Proposal No. 4.  If this Proposal No. 4 is not approved by our stockholders, then the current classified structure of the Board will remain in place.

The Board recommends a vote FOR this proposal to approve the amendment to our Certificate of Incorporation to declassify our Board and to provide for the annual election of directors.

Deadline for Submission of Stockholder Proposals to be Presented at the 2014 Annual Meeting of Stockholders

The 2014 Annual Meeting of Stockholders is expected to be held in May 2014, although this date may be subject to change. Stockholders’ proposals will be eligible for consideration for inclusion in the Proxy Statement for the 2014 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by the Company at 701 Cool Springs Blvd., Franklin, Tennessee, 37067, addressed to the Secretary before the close of business on December 31, 2013. Notices of stockholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders (i.e., not earlier than January 30, 2014 and not later than March 1, 2014); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that we receive provided: (1) we include in our Proxy Statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a Proxy Statement. In order to curtail any controversy as to the date on which we received a proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any stockholder proposal that does not meet all of the requirements for such inclusion established by the Commission at the time in effect.

Delivery of Annual Report and Proxy Statement to Stockholders Sharing an Address

The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  We and some brokers “household” proxy materials, delivering a single Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you hold registered shares. You can notify us by sending a written request to Alfred Lumsdaine, Secretary, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067, or by calling Mr. Lumsdaine at the Company at (615) 614-4929.

Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense.  Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the proxy promptly.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO ALFRED LUMSDAINE, SECRETARY, HEALTHWAYS, INC., 701 COOL SPRINGS BOULEVARD, FRANKLIN, TENNESSEE 37067.  COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY'S COST.

Date:  April 30, 2013.

APPENDIX A

CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE
OF INCORPORATION, AS AMENDED, OF HEALTHWAYS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation hereby adopts the following Certificate of Amendment to its Restated Certificate of Incorporation, as Amended (the “Restated Certificate of Incorporation”):

1.           The name of the corporation is Healthways, Inc.

2.           The text of the amendment adopted is as follows:

Article FIFTH of the Restated Certificate of Incorporation is hereby deleted in its entirety and the following Article FIFTH is hereby inserted in lieu thereof:

FIFTH:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  Except as otherwise fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors shall be fixed by or in the manner provided in the by-laws of the Corporation.

(b) The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, elected at any annual meeting of stockholders prior to the annual meeting of stockholders to be held in 2014 shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly equal in number as possible, of one-third of the total number of directors constituting the entire Board of Directors.  At each annual meeting of stockholders prior to the annual meeting of stockholders to be held in 2014, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.  Notwithstanding the foregoing provisions of this paragraph, (i) at the annual meeting of stockholders to be held in 2014, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders to be held in 2015; (ii) at the annual meeting of stockholders to be held in 2015, the successors of directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders to be held in 2016; and (iii) at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders.

(c) A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Any additional director appointed or elected to fill a vacancy resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(d) Elections of directors need not be by written ballot unless the by-laws of the Corporation so provide.

3.           The amendment was duly adopted pursuant to Section 242 of the DCGL on November 2, 2012 by the Board of Directors of the corporation at a duly convened meeting of the Board of Directors and by the stockholders of the corporation at the 2013 Annual Meeting of Stockholders held on May 30, 2013.

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4.           This Certificate of Amendment to the Restated Certificate of Incorporation will be effective when filed with the Secretary of State of the State of Delaware.

Dated as of ________________, 2013                                                                           HEALTHWAYS, INC.

By: _________________________________
Name:  ______________________________
Title: ________________________________

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VOTE BY INTERNET - www.proxyvote.com
C/O Computershare Investor Services P.O. Box 43078 Providence, RI 02940
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐	____________________
Nominees
01	Ben R. Leedle, Jr. 02 Alison Taunton-Rigby 03 Donato Tramuto

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain

2.	To consider and act upon an advisory vote to approve executive compensation as disclosed in the Proxy Statement.					☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.					☐	☐	☐

4.	To consider and act upon a proposal regarding declassification of the Company’s Board of Directors.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

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	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)				Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

[G]
HEALTHWAYS, INC.
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 30, 2013

The undersigned hereby appoints John W. Ballantine and Alfred Lumsdaine, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Stockholders of Healthways, Inc. to be held at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067, on May 30, 2013, at 9:00 a.m., Central time, and any adjournments thereof.
Continued and to be signed on reverse side